Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

GIP III STETSON I, L.P.

AND

GIP III STETSON II, L.P.

AS SELLERS,

ENLINK MIDSTREAM MANAGER, LLC,

AND

ONEOK, INC.

AS ACQUIROR

- i -

- ii -

EXHIBITS

Exhibit A Definitions

Exhibit B Form of Assignment of Subject Interests

- iii -

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of August 28, 2024, is entered into by and among GIP III Stetson I, L.P., a Delaware limited partnership (“Seller I”), GIP III Stetson II, L.P., a Delaware limited partnership (“Seller II,” and together with Seller I, “Sellers”), EnLink Midstream Manager, LLC, a Delaware limited liability company, acting solely in its individual capacity and not in its capacity as managing member of ELK (the “Manager”), and ONEOK, Inc., an Oklahoma corporation (“Acquiror”).

WHEREAS, as of the Closing, Seller I will own (i) 97,207,538 common units (“Seller I Units”) representing limited liability company interests (“ELK Units”) in EnLink Midstream, LLC, a Delaware limited liability company (“ELK”), and (ii) all of the outstanding limited liability company interests (the “Manager Interests”) in the Manager, which is the sole managing member of ELK;

WHEREAS, as of the Closing, Seller II will own 103,133,215 ELK Units (together with the Seller I Units, the “Seller Units” and, together with the Seller I Units and the Manager Interests, the “Subject Interests”); and

WHEREAS, Acquiror desires to purchase the Subject Interests from Sellers, and Sellers desire to sell the Subject Interests to Acquiror, upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION

Section 1.1  Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2 Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f) the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable party hereto or its Representatives (including information or materials that have been posted to an online “virtual data room” established by or on behalf of one of the parties hereto or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since December 31, 2022), in each case, on or before 2:00 p.m., August 28, 2024;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i) the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any applicable party had a greater or lesser hand in drafting any Transaction Document;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days shall mean calendar days unless otherwise provided;

(o) all references to time shall mean Houston, Texas time;

(p) references to any Person shall include such Person’s successors and permitted assigns;

(q) references to the term “parties hereto” or “party hereto” when not capitalized or when in all capitalized letters means each of the parties to this Agreement, including the Manager; and

(r) all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article III, Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.

Article II

SALE AND PURCHASE

Section 2.1 Sale and Purchase.

(a) Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer and convey to Acquiror, and Acquiror shall purchase and acquire from each Seller, the applicable portion of the Subject Interests, in each case free and clear of all Encumbrances, other than Permitted Seller Securities Encumbrances, and in consideration therefor, Acquiror shall pay Sellers $3,285,077,220 (the “Purchase Price”), consisting of (i) $2,985,077,220 attributable to the Seller Units, equal to $14.90 per Seller Unit, and (ii) $300,000,000 attributable to the Manager Interests, in accordance with Section 2.1(b).

(b) At the Closing, the Purchase Price shall be paid by wire transfer of immediately available funds in such amounts to each Seller as are designated on Schedule 2.1(b) and to such accounts as shall be designated by such applicable Seller at least three Business Days prior to the Closing Date.

Section 2.2 Pre-Closing and Closing Quarterly Distributions.

The Parties hereby agree as follows:

(a)

(i) with respect to distributions on the Seller Units made on or after the date hereof relating to any fiscal quarter the last day of which precedes the Closing Date, each Seller shall be entitled to such distribution(s) on the Seller Units held by such Seller as of the last day of the applicable quarter regardless of whether such distribution(s) are made on or after the Closing Date;

(ii) with respect to each distribution on the Seller Units made on or after the date hereof relating to the fiscal quarter of ELK during which the Closing Date occurs, (A) each Seller shall be entitled to a portion of such distribution on the Seller Units held by such Seller immediately prior to the Closing equal to (1) the aggregate amount of such distribution on the Seller Units held by such Seller immediately prior to the Closing, multiplied by (2) a fraction, the numerator of which is the number of calendar days of such fiscal quarter occurring prior to (but not on) the Closing Date and the denominator of which is the number of calendar days constituting such fiscal quarter; and (B) Acquiror shall be entitled to a portion of such distribution on the Seller Units equal to (1) the aggregate amount of such distribution on the Seller Units, multiplied by (2) a fraction, the numerator of which is the number of calendar days of such fiscal quarter occurring on or after the Closing Date and the denominator of which is the number of calendar days constituting such fiscal quarter, in each case, whether such distribution is made on or after the Closing Date; and

(iii) with respect to any other distribution(s) on the Seller Units not addressed in clauses (i) or (ii), Acquiror shall be entitled to such distribution(s) on the Seller Units;

(b) Seller I shall be entitled to the reimbursement of certain expenses, as detailed in Section 7.5 of that certain Second Amended and Restated Operating Agreement of ELK, dated as of January 25, 2019 (the “ELK Operating Agreement”) to the extent incurred in the ordinary course of business and not reimbursed prior to the Closing; provided, however, that such expenses shall not include any amounts owing (whether or not then due and payable) by or on behalf of the Manager or ELK, and their respective Affiliates and Representatives, as advisory, broker, accounting, legal, investment banking and other professional fees incurred with respect to periods up to and including the Closing in connection with the transactions contemplated by this Agreement; and

(c) if and to the extent any Party (or any such Party’s Affiliates) receives any distributions or payment to which it is not entitled, it shall promptly pay or cause to be paid such distributions or payment no later than two Business Days following the receipt by such Party or any of such Party’s Affiliates or successors to the Party entitled to such distribution or payment pursuant to this Section 2.2 or if later, on the Closing Date, and the Parties agree to treat such distributions or payments as having been made for all Tax purposes to the Party so entitled except as otherwise required by applicable Law.

Section 2.3 Closing. Subject to the prior or concurrent satisfaction or valid waiver of the conditions set forth in Article VII, the closing of the transactions referred to in Section 2.1 (the “Closing”) shall take place via electronic exchange of signatures at 10:00 a.m. Central Prevailing Time on the third Business Day after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or validly waived or at such other place and on such other date or time as the Parties may mutually agree; provided that, in case the date on which the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date but that remain capable of satisfaction) are satisfied or validly waived occurs prior to the Inside Date, then, subject to continued satisfaction or waiver of the conditions set forth in Article VII, the Closing shall occur instead on the third Business Day following the Inside Date; provided further that Acquiror may elect an earlier date as the Inside Date upon no less than two Business Days’ notice to Sellers (the date and time on which the Closing takes place, the “Closing Date”).

Section 2.4 Withholding. Each of Acquiror and ELK (and any applicable withholding agent acting on its behalf) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts that it is required to deduct or withhold under the Code, or any Tax Law, with respect to the making of such payment, provided that it shall timely pay to the appropriate Governmental Authority such deducted or withheld amounts to the extent required by applicable Law and use commercially reasonable efforts to promptly notify Sellers of its intent to deduct or withhold prior to making any such deduction or withholding, and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction and withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction and withholding. To the extent that amounts are so deducted or withheld, and remitted or otherwise paid over to the applicable Governmental Authority to the extent required by applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In addition, in the event the Sellers make any compensatory payments to an employee of ELK or one of its subsidiaries in connection with the transactions contemplated by this Agreement and such payments could give rise to a tax withholding obligation of ELK or its applicable subsidiary, then the Sellers, Acquiror and ELK will reasonably cooperate to provide for the satisfaction of such withholding amounts from the amounts otherwise payable by the Sellers to such employee.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING SELLERS AND
THE SUBJECT INTERESTS

Except as set forth on the corresponding section or subsection of the Disclosure Schedules, each Seller hereby represents and warrants to Acquiror, as to itself, and not as to any other Person:

Section 3.1 Organization.

(a) Each Seller (i) is duly formed, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite legal and entity power and authority to conduct its business as currently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The members of the board of directors of the Manager who are designated by or affiliated with Global Infrastructure Management, LLC are eligible to cast a number of votes equal to a majority of the total number of votes eligible to be cast by all of the directors.

(b) Each Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c) Each Seller has made available to Acquiror true and complete copies of its Organizational Documents as in effect on the date of this Agreement.

Section 3.2 Validity of Agreement; Authorization. Each Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the performance by such Seller of its respective obligations hereunder and thereunder have been duly authorized by such Seller’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller (except for any Transaction Documents required to be executed and delivered at Closing, in which case such Transaction Documents will be duly executed and delivered by such Seller at Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Seller’s valid and binding obligation, enforceable against such Seller in accordance with their respective terms, except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Enforceability Exceptions”).

Section 3.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of such Seller; (b) violate any applicable Law binding on such Seller; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which such Seller is a party or by which such Seller is bound or to which any of its properties or assets are subject; or (d) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) upon any of (i) the Subject Interests or (ii) the other properties or assets of the Subject Entities, except, in the case of clauses (b), (c) or (d)(ii), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.4 Consents and Approvals. Except (a) for the filing of a premerger notification by the Subject Entities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of any applicable waiting period with respect thereto, (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other securities Laws and any applicable requirements of a national securities exchange, or (c) for such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, neither the execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is, or will be, a party, nor such Seller’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by such Seller.

Section 3.5 Ownership of the Subject Interests. Each Seller is the record and beneficial owner of the Subject Interests set forth on Schedule 3.5 opposite such Seller’s name, and the Manager Interests constitute 100% of the outstanding membership interests in the Manager, in each case, free and clear of any Encumbrances, except for (a) restrictions on transfer arising under applicable securities Laws (the “Transfer Restrictions”) and (b) the applicable terms and conditions of this Agreement and the Organizational Documents of ELK or the Manager, as applicable (together with the Transfer Restrictions, the “Permitted Seller Securities Encumbrances”). The Subject Interests held by such Seller have been duly authorized and validly issued and are fully paid and non-assessable except to the extent specified in the Delaware Revised Uniform Limited Partnership Act, Delaware Limited Liability Company Act or in the Organizational Documents of such applicable Subject Entity. Such Seller is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the Subject Interests, by sale, lease, license or otherwise, other than this Agreement. Upon the consummation of the transactions contemplated by this Agreement, such Seller will assign, convey, transfer and deliver good and valid title to the Subject Interests free and clear of all Encumbrances, except for Permitted Seller Securities Encumbrances.

Section 3.6 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Sellers or the Manager for which Acquiror or any Subject Entity would be responsible.

Section 3.7 Litigation. There are no, and in the past three years there have been no, Proceedings pending or, to Sellers’ Knowledge, threatened against or involving such Seller, that, individually or in the aggregate, have had or would reasonably be expected to have a Seller Material Adverse Effect. There is no Order of any Governmental Authority outstanding against such Seller or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.8 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Sellers’ Knowledge, threatened against Sellers, and Sellers are not insolvent.

Section 3.9 No Additional Representations. Except for the representations and warranties expressly set forth in Article V or in any certificate delivered by Acquiror to Sellers in accordance with the terms hereof, in entering into this Agreement, Sellers acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by Acquiror, or any of its Affiliates or Representatives that are not expressly set forth in Article V or in any certificate delivered by Acquiror to Sellers, whether or not such representations, warranties or statements were made in writing or orally. Sellers acknowledge and agree that, except for the representations and warranties expressly set forth in Article V or in any certificate delivered by Acquiror to Sellers, (i) Acquiror did not make, and has not made, any representations or warranties relating to Acquiror or its Affiliates or their business or otherwise in connection with the transactions contemplated hereby and Sellers are not relying on any representation or warranty except for those expressly set forth in this Agreement, and (ii) no person has been authorized by Acquiror to make any representation or warranty relating to Acquiror or its Affiliates or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Sellers as having been authorized by Acquiror.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE MANAGER CONCERNING THE SUBJECT ENTITIES

Except (a) as disclosed in any ELK SEC Report (excluding any disclosures included under the headings “Risk Factors” or “Disclosure Regarding Forward-Looking Statements” or any other disclosures in such ELK SEC Report to the extent they are predictive, forward-looking, non-specific and general in nature (other than factual information contained therein)) or (b) as set forth on the Disclosure Schedules (each section of which qualifies the correspondingly numbered representations, warranties or covenants if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Manager hereby represents and warrants to Acquiror as follows:

Section 4.1 Organization.

(a) Each of the Subject Entities is a legal entity duly organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has all requisite legal and entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so qualified or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Subject Entities Material Adverse Effect. Each of the Subject Entities is duly licensed or qualified to do business, and is in good standing as a foreign entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such licensing or qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Subject Entities Material Adverse Effect.

(b) The Manager has made available to Acquiror prior to the date of this Agreement a true and complete copy of the Organizational Documents of each Subject Entity that is a Significant Subsidiary, in each case, as amended through the date hereof. All such Organizational Documents of the Subject Entities are in full force and effect, and the Subject Entities are not in violation of any of their provisions, except where the failure to be in full force and effect or such violation, as applicable, would not reasonably be expected to have, individually or in the aggregate, a Subject Entities Material Adverse Effect.

Section 4.2 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Seller or the Manager is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with, or otherwise result in any breach of, any provision of the Organizational Documents of any of the Subject Entities; (b) violate any Law binding on any of the Subject Entities; (c) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which a Subject Entity is a party; or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the properties or assets of any of the Subject Entities, except, in the case of clauses (b), (c) and (d), any such matter that would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect or materially impede the consummation or performance of the transactions or obligations under the Transaction Documents.

Section 4.3 Consents and Approvals. Except (a) the filing of a premerger notification report under the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto, (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other securities Laws and any applicable requirements of a national securities exchange, or (c) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect, neither the execution and delivery of this Agreement or any other applicable Transaction Documents by any Seller or the Manager, nor the performance of their respective obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by any of the Subject Entities.

Section 4.4 Subject Entities Capitalization; Subsidiaries.

(a) As of August 26, 2024, the issued and outstanding equity interests of ELK consisted of (i) 458,598,729 ELK Units, (ii) 7,086,633 ELK Units issuable pursuant to ELK Equity Awards, of which 3,921,955 ELK Units are issuable in respect of ELK RIU Awards and 3,164,678 ELK Units are issuable in respect of ELK PU Awards, assuming, as applicable, the maximum level of achievement under ELK PU Awards, (iii) 24,223,706 ELK Units that are reserved for the grant of additional awards under the equity incentive plans of ELK and (iv) the Manager Interest that has no rights to ownership, profit or any rights to receive any distributions from operations or the liquidation of ELK. The Manager is the sole managing member of ELK and owns all of the Manager Interests free and clear of all Encumbrances. All outstanding equity securities of ELK are, and all ELK Units issuable pursuant to ELK Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Organizational Documents of ELK) and non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 of the Delaware Limited Liability Company Act) and free of preemptive rights (except as set forth in ELK’s Organizational Documents).

(b) Schedule 4.4(b) sets forth, with respect to each outstanding ELK Equity Award, (i) the type of award, (ii) the grant date, (iii) the number of units or other equity or equity-based interests subject to such award, and (iv) the vesting schedule and whether such award (or any portion thereof) is vested or unvested. All such equity or equity-based awards were granted under the ELK LTIP.

(c) As of August 26, 2024, the issued and outstanding equity interests of the MLP consisted of (i) 144,358,720 Common Units, all of which are owned directly by ELK, (ii) 27,365,971 Series B Preferred Units, (iii) 361,500 Series C Preferred Units and (iv) the sole general partner interest of the MLP, which is owned by the General Partner, a wholly owned Subsidiary of ELK, and has no rights to ownership, profit or any rights to receive any distributions from operations or the liquidation of the MLP.

(d) Except as described in the Organizational Documents of the Subject Entities or set forth on Schedule 4.4(d), there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of the Subject Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity or equity-based interest in any of the Subject Entities; (ii) outstanding securities or obligations of any kind of any of the Subject Entities which are convertible into or exercisable or exchangeable for, or measured by reference to, any equity or equity-based interest in any of the Subject Entities or any other Person, and none of the Subject Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, profit participation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Subject Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of the Subject Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity or equity-based interests of such Subject Entity; and (v) unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Subject Entities is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Subject Entities.

(e) Schedule 4.4(e) sets forth each Subsidiary of ELK as of the date of this Agreement. Except as set forth on Schedule 4.4(e), ELK does not directly or indirectly own any equity securities in any other Person. No Person, other than ELK or its Subsidiaries, owns any interest in any Subsidiary of ELK as of the date of this Agreement.

(f) All of the outstanding equity interests in each Subject Entity held, directly or indirectly, by ELK (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the Delaware General Corporation Law, Delaware Limited Liability Company Act or the Delaware Revised Uniform Limited Partnership Act, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of organization or formation of any Subject Entity), as applicable, or in the Organizational Documents of such applicable Subject Entity and (ii) are owned, directly or indirectly, by ELK, free and clear of all Encumbrances other than Permitted Encumbrances, restrictions on transfer arising under applicable securities Law or the applicable terms and conditions of the Organizational Documents of such Subject Entity.

(g) The Manager has all necessary limited liability company power and authority to act as the managing member of ELK. The Manager has never engaged in or conducted, directly or indirectly, any business or other activities other than acting as the sole managing member of ELK and providing certain ancillary services to Subsidiaries of ELK. The Manager has no material assets or liabilities other than the Manager Interests. Except as set forth on Schedule 4.4(g), the Manager is not party to any Contract other than Contracts incidental to its existence, in its capacity as the managing member of ELK, or in connection with its ownership of the Manager Interests.

Section 4.5 Enforceability of Operative Agreements. The ELK Operating Agreement has been duly authorized and executed by the Manager and is a valid and legally binding agreement of ELK and the Manager, enforceable against ELK and the Manager in accordance with its terms, except insofar as such enforceability may be limited by Enforceability Exceptions. The Second Amended and Restated Limited Liability Company Agreement of the Manager, dated as of July 18, 2018, has been duly authorized and executed by Seller I and is a valid and legally binding agreement of the Manager and Seller I, enforceable in accordance with its terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 4.6 ELK SEC Reports; Financial Statements.

(a) Since December 31, 2021, ELK has timely filed all ELK SEC Reports. All such ELK SEC Reports, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. No ELK SEC Reports at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any ELK SEC Reports.

(b) All financial statements contained or incorporated by reference in such ELK SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of ELK and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material).

(c) None of the Subject Entities is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Subject Entities, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, each of the Subject Entities in each Subject Entity’s published financial statements or any ELK SEC Reports.

Section 4.7 Internal Controls and Procedures. ELK has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. ELK’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by ELK in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Manager as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Manager’s management has completed an assessment of the effectiveness of ELK’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such controls were effective.

Section 4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2023, there has not been or occurred any event or condition with respect to the Subject Entities that has had or would reasonably be expected to have a Subject Entities Material Adverse Effect.

(b) From December 31, 2023 through the date of this Agreement, (i) the business of each of the Subject Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the Subject Entities’ respective properties or assets that are material to the business of the Subject Entities, as applicable, taken as a whole. Without limiting the foregoing, from December 31, 2023 through the date of this Agreement, none of the Subject Entities has taken, or agreed or committed to take, any of the actions set forth in Section 6.3(b)(iii), (iv) and (xvi).

Section 4.9 Compliance with Law; Permits.

(a) (i) The operations of each Subject Entity are currently being, and in the last three years have been, conducted in compliance with all applicable Laws, including those relating to the use, ownership, and operation of their respective assets and properties; none of the Subject Entities nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any Subject Entity; and (ii) none of the Subject Entities nor any of their respective Affiliates is under investigation by any Governmental Authority for potential non-compliance with any Law, except, with respect to clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(b) Each of the Subject Entities is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, consents, certificates, approvals, registrations, exemptions, waivers, and orders (the “Permits”) necessary to own, lease and operate its assets and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect. None of the Subject Entities is in conflict with, or in default or violation of, any of such Permits, and to the Manager’s Knowledge there is no existing circumstance that would reasonably be expected to cause the termination or revocation of any such Permit or that would prevent renewal or reissuance of such Permit when renewal or reissuance is required, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(c) The representations and warranties contained in this Section 4.9 do not address Tax matters, employee and benefits plan matters or environmental matters, which are addressed only in Section 4.10 (and, to the extent related to Taxes, Section 4.8, Section 4.11 and Section 4.12), Section 4.12 and Section 4.14, respectively.

Section 4.10 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Subject Entities Material Adverse Effect:

(i) all Tax Returns that were required to be filed by the Subject Entities have been duly and timely filed (taking into account valid extensions), and all such Tax Returns are complete and accurate;

(ii) all Taxes owed by the Subject Entities, or for which the Subject Entities could be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(iii) all Tax withholding and deposit requirements imposed on the Subject Entities have been satisfied in full in all respects and all such withholding has been remitted to the proper taxing authority;

(iv) there are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Subject Entities that arose in connection with any failure (or alleged failure) to pay any Tax;

(v) there are no audits, examinations, investigations or other proceedings active, pending or threatened in writing in respect of Taxes or Tax matters of the Subject Entities;

(vi) there is no written claim against the Subject Entities for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of the Subject Entities;

(vii) no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Subject Entities does not file a Tax Return that any of the Subject Entities is or may be subject to taxation or required to file Tax Returns in that jurisdiction;

(viii) there is not in force any extension of time (other than customary extensions obtained in the ordinary course of business) with respect to the due date for the filing of any Tax Return of the Subject Entities or any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Subject Entities;

(ix) none of the Subject Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or closing agreement with any Governmental Authority filed or made on or prior to the Closing Date, any prepaid amount received or deferred revenue accrued on or prior to the Closing Date or as a result of an intercompany transaction, installment sale or open transaction entered into on or prior to the Closing Date;

(x) none of the Subject Entities is a party to a Tax allocation, sharing, indemnification or similar agreement (other than any such agreement (1) arising in ordinary course commercial arrangements not primarily related to Taxes or (2) solely between the Subject Entities), and no payments are due or will become due by the Subject Entities pursuant to any such agreement or arrangement;

(xi) none of the Subject Entities has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. Law), other than a consolidated group of which a Subject Entity is the common parent, or has any liability for the Taxes of any person (other than the Subject Entities), as a transferee or successor, by contract (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes), or otherwise;

(xii) none of the Subject Entities has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4; and

(xiii) none of the Subject Entities was a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code or any similar provision of state, local or non-U.S. Law) within the past two years or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(b) ELK is properly classified as a corporation for U.S. federal income tax purposes and has been properly treated as such since its formation.

(c) MLP is properly classified as a partnership for U.S. federal income tax purposes and has been properly treated as such (or as a disregarded entity) since its formation.

(d) Each of the other Subject Entities (other than EnLink Midstream Finance Corporation) is properly classified as a partnership or disregarded entity for U.S. federal income tax purposes and has been properly treated as such since its formation.

(e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.10 and, to the extent related to Taxes, Section 4.8, Section 4.11 and Section 4.12 contain the sole and exclusive representations and warranties with respect to Tax matters.

Section 4.11 Absence of Undisclosed Liabilities. Except (a) as reflected or reserved against in ELK’s consolidated balance sheet as of June 30, 2024 (the “Balance Sheet Date”) (including the notes thereto) included in the ELK SEC Reports, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, and (d) for liabilities and obligations that have been discharged or paid in full, none of the Subject Entities has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of ELK and its consolidated Subsidiaries (including the notes thereto), other than those that would not reasonably be expected to have, individually or in the aggregate, a Subject Entities Material Adverse Effect.

Section 4.12 Employees and Benefit Plans.

(a) Schedule 4.12(a) lists all material ELK Benefit Plans. With respect to each material ELK Benefit Plan, the Manager has made available to Acquiror complete and accurate copies of (i) such ELK Benefit Plan, including any amendment thereto, (ii) a written description of any such ELK Benefit Plan if such plan is not set forth in a written document, (iii) each trust, insurance, annuity or other funding Contract related thereto (if any), (iv) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto (if any), (v) the most recent Internal Revenue Service determination letter (if any), (vi) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (vii) all material correspondence to or from any Governmental Authority received in the last three years with respect to any such ELK Benefit Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entity Material Adverse Effect, (i) each ELK Benefit Plan (and any related trust or other funding vehicle) has been maintained, funded, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, (ii) all contributions, distributions and premium payments required to be made under the terms of any ELK Benefit Plan or applicable Law have been timely made or, if not yet due, have been properly reflected in ELK’s financial statements in accordance with GAAP and (iii) each of the Subject Entities is in compliance with ERISA, the Code and all other Laws applicable to ELK Benefit Plans. Any ELK Benefit Plan intended to be qualified under Section 401(a) of the Code has received (or has applied for or has time remaining to apply for) a favorable determination letter or equivalent opinion letter from the Internal Revenue Service or is the subject of a favorable opinion or advisory letter from the Internal Revenue Service on which ELK can rely and nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect such qualification.

(c) No ELK Benefit Plan provides, and no Subject Entity sponsors, maintains, contributes to or is required to contribute to or has any Liability with respect to any plan or arrangement which provides retiree health, medical, life or other welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

(d) No Subject Entity sponsors, maintains, contributes to or is required to contribute to, or has any Liability (including on behalf of or in respect of an ERISA Affiliate) with respect to, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entity Material Adverse Effect, (i) the Subject Entities have not incurred (whether or not assessed) any penalty or Tax under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code; and (ii) there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breaches of fiduciary duty (as determined under ERISA) with respect to any ELK Benefit Plan.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of the Subject Entities to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee, consultant, officer or other service provider, (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iv) trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any ELK Benefit Plan or (v) restrict or limit the right of any Subject Entity to administer, amend or terminate any ELK Benefit Plan.

(g) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, unitholder, director or other individual service provider of the Subject Entities who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entity Material Adverse Effect, each ELK Benefit Plan and any award thereunder that constitutes a “non-qualified deferred compensation plan” under Section 409A of the Code has been operated and documented in all respects in compliance with Section 409A of the Code. No director, officer, employee or other individual service provider of the Subject Entities is entitled to a gross-up, make-whole, reimbursement or indemnification payment with respect to Taxes imposed under Section 409A or Section 4999 of the Code.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entity Material Adverse Effect, each ELK Benefit Plan that provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States has been registered, listed, administered, funded and maintained in good standing, as applicable, in accordance with its terms and all applicable Laws.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entity Material Adverse Effect, there are no pending or threatened Proceedings, actions, suits, claims, audits or investigations by or on behalf of any ELK Benefit Plan, by any employee or beneficiary covered under any ELK Benefit Plan or otherwise involving any ELK Benefit Plan (other than routine claims for benefits).

(k) Except as set forth on Schedule 4.12(k), (i) no Subject Entity is a party to or bound by any collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”) and there are no Labor Agreements or similar agreements with any labor union, works council, labor organization or employee association, applicable to employees of the Subject Entities, and (ii) to the Manager’s Knowledge, there is, and in the past three years there has been, no union organizing effort pending or threatened against the Subject Entities. There are, and in the past three years there have been, no existing or, to the Manager’s Knowledge, threatened strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Subject Entities. There is, and in the past three years there has been, no material unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the Manager’s Knowledge, threatened with respect to any current or former employees of the Subject Entities (other than, in each case, routine individual grievances).

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entity Material Adverse Effect, the Subject Entities are, and for the past three years have been, in compliance with all applicable Laws with respect to labor, employment, and employment practices, including all Laws respecting terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), unfair labor practices, health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, affirmative action and unemployment insurance. No Subject Entity has any material liabilities under the WARN Act as a result of any action taken by ELK in the past three years.

(m) Except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entity Material Adverse Effect, (i) the Subject Entities have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Laws, Contract or company policy; and (ii) each individual who is providing or within the past three years has provided services to the Subject Entities and is or was classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(n) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability for any Subject Entity, the Subject Entities have investigated all sexual harassment, or other harassment, discrimination, retaliation or policy violation allegations against any officers, directors or employees of the Subject Entities that have been formally reported to the Subject Entities or of which the Subject Entities are otherwise aware and, with respect to each such allegation (except those the Subject Entities reasonably deemed to not have merit), the Subject Entities have taken corrective action to seek to prevent further improper action. To the Manager’s Knowledge, there are no such allegations of harassment or discrimination, that, if known to the public, would bring the Subject Entities into material disrepute.

(o) Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.12 contains the sole and exclusive representations and warranties with respect to employee and benefit plans matters.

Section 4.13 Insurance. The Subject Entities maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as ELK believes to be customary for the industries in which the Subject Entities operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Subject Entity Material Adverse Effect, none of the Subject Entities has received notice of any pending or, to the Manager’s Knowledge, threatened cancellation with respect to any such insurance policy, in each case, other than in the ordinary course of business.

Section 4.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect:

(a) Each of the Subject Entities is and for the last three years has been in compliance with any and all applicable Environmental Laws.

(b) Each of the Subject Entities has received all Permits required of it under applicable Environmental Laws to conduct its respective businesses. None of the Subject Entities is in, or in the last three years has been in, conflict with, or in default or violation of, any terms and conditions of any such Permit.

(c) There are no Proceedings or Orders pending or, to the Manager’s Knowledge, threatened against or involving either Seller or the Subject Entities pursuant to any Environmental Law.

(d) None of the Subject Entities has Released, treated, stored, transported, or arranged for or permitted the transportation or disposal of, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility that is or has been contaminated by any Hazardous Materials, in each case as has given rise or would reasonably be expected to give rise to any liability of any Subject Entity pursuant to any Environmental Law.

(e) None of the Subject Entities has expressly assumed, undertaken, or provided an indemnity with respect to any liability of any other Person arising under Environmental Laws.

(f) Each of the Subject Entities have made available copies of all material, non-privileged environmental reports, audits and assessments in its possession or under its reasonable control relating to currently owned, operated or leased facilities or properties, or the operations of the Subject Entities.

(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.14 contains the sole and exclusive representations and warranties with respect to environmental matters.

Section 4.15 Material Contracts.

(a) As of the date of this Agreement, the Material Contracts made available to Acquiror include all Material Contracts to which a Subject Entity is a party or otherwise bound.

(b) Each of the Material Contracts to which a Subject Entity is a party (i) constitutes the legal, valid and binding obligation of each such Subject Entity party thereto, and, to the Manager’s Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect, except insofar as such enforceability may be limited by Enforceability Exceptions and (iii) will be in full force and effect (except insofar as such enforceability may be limited by Enforceability Exceptions) upon the consummation of the transactions contemplated by this Agreement unless such Material Contract has terminated in accordance with its terms in effect on the date of this Agreement. A true and complete copy of each Material Contract and all amendments thereto have been made available to Acquiror.

(c) No Subject Entity or, to the Manager’s Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and, to the Manager’s Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a Subject Entity or any other party to such Material Contract.

Section 4.16 Litigation.

(a) Since December 31, 2021, there have been no Proceedings or Orders pending or, to the Manager’s Knowledge, threatened against or involving the Subject Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Subject Entities Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any Subject Entity or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect. To the Manager’s Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the Subject Entities to own, use or operate the assets or conduct the businesses of such Subject Entity as they are currently owned, used, operated and conducted by such Subject Entity and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the Subject Entities or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

(b) The representations and warranties contained in this Section 4.16 do not address Tax matters, employee and benefit plans matters or environmental matters, which are addressed only in Section 4.10 (and, to the extent related to Taxes, Section 4.8, Section 4.11 and Section 4.12), Section 4.12 and Section 4.14, respectively.

Section 4.17 Title to Property and Assets. Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect or (b) for Permitted Encumbrances, (i) each of the Subject Entities has good (and with respect to real property, indefeasible) title, or valid and binding leasehold or other interests in, as applicable, real and personal property described in the ELK SEC Reports, free and clear of all Encumbrances, and (ii) there is no actual or claimed default by any Subject Entity or, to the Manager’s Knowledge, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a default or allow for termination, under any lease, easement, right-of-way or similar real property agreement used or held by the Subject Entities. At and immediately following the Closing, the assets owned or held for use by the Subject Entities will constitute all of the material assets and properties (including all personal property, fixtures, real property, leased property and rights-of-way) used to enable the Subject Entities to conduct their business in substantially the same manner as conducted by the Subject Entities as of the date of this Agreement (but taking into account any dispositions permitted after the date hereof by Section 6.3(b)).

Section 4.18 Intellectual Property. Each of the Subject Entities, with respect to the assets owned by or licensed to the Subject Entities, owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of its respective business in the manner described in the ELK SEC Reports, and, to the Manager’s Knowledge, has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others, except as such conflict or lack of ownership or possession of rights would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect. To the Manager’s Knowledge, (a) none of the Subject Entities nor the conduct of their respective businesses has infringed, misappropriated or violated any Intellectual Property of any Person and (b) no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by a Subject Entity and material to its respective businesses, except, in each case, for such matters as would not, individually or in the aggregate, reasonably be expected to have a Subject Entities Material Adverse Effect.

Section 4.19 Listing The ELK Units are listed on the New York Stock Exchange.

Section 4.20 Preferred Units. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not (a) constitute a Series B Change of Control, as defined in the MLP Partnership Agreement, (b) create or accelerate any payments to holders of any Partnership Securities (as defined in the MLP Partnership Agreement), or (c) require the consent of any Unitholder (as defined in the MLP Partnership Agreement).

Section 4.21 Regulatory Status.

(a) Except as set forth on Schedule 4.21(a), none of the Subject Entities is (i) a natural gas company under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by the Federal Energy Regulatory Commission (“FERC”) thereunder (“NGA”), (ii) a common carrier pipeline under the Interstate Commerce Act, 49 U.S.C. § 1, et seq. (1988) (“ICA”), (iii) a utility, gas service company, gas company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder, or (iv) a holding company or a gas utility company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by the FERC thereunder (“PUHCA”).

(b) Except as would not have, individually or in the aggregate, a Subject Entities Material Adverse Effect, all filings required to be made by any Subject Entity during the three years preceding the date hereof, with (i) FERC under the NGA, ICA, PUHCA or any implementing regulations, (ii) the Department of Transportation, (iii) the Department of Energy, (iv) the Federal Communications Commission, or (v) any applicable state commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.22 Escheat and Unclaimed Property Obligations. Except as would not have, individually or in the aggregate, a Subject Entities Material Adverse Effect, each of the Subject Entities has complied with all escheat and unclaimed property Laws.

Section 4.23 No Additional Representations. Except for the representations and warranties expressly set forth in Article V or in any certificate delivered by Acquiror to the Manager in accordance with the terms hereof, in entering into this Agreement, the Manager acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Acquiror, or any of its Affiliates or Representatives that are not expressly set forth in Article V or in any certificate delivered by Acquiror to the Manager, whether or not such representations, warranties or statements were made in writing or orally. The Manager acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V or in any certificate delivered by Acquiror to the Manager, (i) Acquiror did not make, and has not made, any representations or warranties relating to Acquiror or its Affiliates or their business or otherwise in connection with the transactions contemplated hereby and the Manager is not relying on any representation or warranty except for those expressly set forth in this Agreement, and (ii) no person has been authorized by Acquiror to make any representation or warranty relating to Acquiror or its Affiliates or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Manager as having been authorized by Acquiror.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to Sellers as follows:

Section 5.1 Organization.

(a) Acquiror (i) is duly formed, validly existing and in good standing under the Laws of the State of Oklahoma and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted.

(b) Acquiror is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except for where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2 Validity of Agreement; Authorization. Acquiror has full power and authority to enter into this Agreement and the other Transaction Documents to which Acquiror is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Acquiror is a party and the performance by Acquiror of its respective obligations hereunder and thereunder have been duly authorized by Acquiror’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of Acquiror are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which Acquiror is a party have been duly executed and delivered by Acquiror (except for any Transaction Documents required to be executed and delivered at Closing, in which case such Transaction Documents will be duly executed and delivered by Acquiror at Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute Acquiror’s valid and binding obligation, enforceable against Acquiror in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 5.3 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Acquiror is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of its Organizational Documents, (b) violate any applicable Law binding on Acquiror; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which Acquiror is a party or by which Acquiror is bound or to which any of its properties or assets are subject; or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance and other than Encumbrances that will be released at Closing) upon any of Acquiror’s properties or assets, except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.4 Consents and Approvals. Except for (a) the filing of a premerger notification report by Acquiror under the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto, (b) any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other securities Laws and any applicable requirements of a national securities exchange, or (c) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, individually or in the aggregate, materially delay consummation of the transactions contemplated by the Transaction Documents, neither the execution and delivery of this Agreement or any other applicable Transaction Documents by Acquiror, nor the performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by Acquiror.

Section 5.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of such Acquiror or any of its Affiliates for which Sellers or any of their respective Affiliates would be responsible.

Section 5.6 Financing.

(a) Assuming (i) the Debt Financing contemplated by the Commitment Letter (defined below) is funded in accordance therewith and (ii) the conditions set forth in Section 7.1 and Section 7.2 are satisfied at Closing, Acquiror will have on the Closing Date sufficient cash on hand, undrawn capital commitments or Other Sources (including the Debt Financing) to enable Acquiror to timely pay any and all fees, costs and expenses required to be paid by Acquiror in connection with the transactions contemplated by this Agreement, including payment of the Purchase Price, and any amounts necessary to repay any Subject Entity indebtedness to be repaid at the Closing.

(b) As of the date hereof, Acquiror has provided to the Company a true, correct and complete copy of that certain commitment letter, dated as of the date hereof, by and between Acquiror, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA and each other lender that becomes a party thereto (together with the term sheet and all exhibits, schedules and annexes thereto), as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof (the “Commitment Letter”), and all fee letters associated therewith (provided that provisions in the fee letters related solely to fees, economic terms (other than covenants) and “market flex” provisions agreed to by the parties may be redacted (none of which redacted provisions could reasonably be expected to adversely affect the availability of, or impose additional conditions or contingencies on, the availability of Debt Financing at the Closing), to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein for the purpose of funding the transactions contemplated by this Agreement). As of the date hereof, the Commitment Letter has not been amended or modified, no such amendment or modification by Acquiror is contemplated or pending, and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and to the knowledge of Acquiror, no such withdrawal, termination or rescission is contemplated. Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, no event has occurred that, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Acquiror or, to the knowledge of Acquiror, any other Person, in each case under the Commitment Letter. The Commitment Letter is not subject to any conditions or other contingencies other than as set forth expressly therein and is in full force and effect and is the legal, valid, binding and enforceable obligation of Acquiror and to the knowledge of Acquiror, each of the other parties thereto, as the case may be, subject to the Enforceability Exceptions. All commitment and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid in full, and assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Acquiror is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate or that would reasonably be expected to cause the Commitment Letter to be ineffective. Assuming the conditions set forth in Section 7.1 and Section 7.2 are satisfied at Closing, Acquiror has no reason to believe that any of the conditions or other contingencies to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available to Acquiror on the Closing Date. Acquiror is not aware of the existence of any fact or event as of the date hereof that would be expected to cause such conditions or other contingencies to the Debt Financing not to be satisfied or the full amount of the Debt Financing not be available to Acquiror in full on the Closing Date. Neither Acquiror nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing contemplated by the Commitment Letter, other than as set forth in the Commitment Letter and the fee letters associated therewith provided to Sellers pursuant to this Section 5.6.

(c) Acquiror acknowledges and agrees that in no event is the receipt or availability of any funds or financing (including the Debt Financing) by Acquiror a condition to the Closing.

Section 5.7 Investment Intent; Investment Experience; Restricted Securities. In acquiring the Subject Interests, Acquiror is not offering or selling, and shall not offer or sell the Subject Interests, in connection with any distribution of any of such Subject Interests, and Acquiror has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. Acquiror acknowledges that it can bear the economic risk of its investment in the Subject Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subject Interests. Acquiror is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Acquiror understands that the Subject Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Subject Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Subject Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.8 Litigation There are no Proceedings pending or, to the knowledge of Acquiror, threatened against or involving Acquiror, that, individually or in the aggregate, have had or would reasonably be expected to have an Acquiror Material Adverse Effect (other than any Proceedings that may arise under Antitrust Laws after the date hereof with respect to the transactions contemplated by the Transaction Documents). There is no Order of any Governmental Authority outstanding against Acquiror or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.9 No Additional Representations.

(a) Acquiror has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Subject Entities and acknowledge that Acquiror has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or Article IV or in any certificate delivered by Sellers to any Acquiror in accordance with the terms hereof, in entering into this Agreement, Acquiror has relied solely upon its independent investigation and analysis of the Subject Entities, and Acquiror acknowledges and agrees that it has not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by Sellers or the Manager, or any of their respective Affiliates or Representatives that are not expressly set forth in Article III or Article IV or in any certificate delivered by Sellers to Acquiror, whether or not such representations, warranties or statements were made in writing or orally. Acquiror acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or Article IV or in any certificate delivered by Sellers to Acquiror, (i) Sellers and the Manager did not make, and have not made, any representations or warranties relating to Sellers or the Subject Entities or their respective businesses or otherwise in connection with the transactions contemplated hereby and Acquiror is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by Sellers or the Manager to make any representation or warranty relating to Sellers or the Subject Entities or their respective businesses or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Acquiror as having been authorized by Sellers or the Manager, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Acquiror or any of its Representatives are not and shall not be deemed to be or include representations or warranties of Sellers or the Manager. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any inventory, equipment, assets, properties and business of the Subject Entities are furnished “as is,” “where is” and subject to the representations and warranties contained in Article III and Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Article VI

COVENANTS

Section 6.1 Access. From the date hereof until the Closing Date, Sellers shall cause the Subject Entities to provide Acquiror, its Affiliates and their respective Representatives with reasonable access during normal business hours and upon reasonable advanced notice to Sellers in writing, the offices, properties, books and records of the Subject Entities; provided that such access does not unreasonably interfere with the normal operations of any of the Subject Entities. The information provided pursuant to this Section 6.1 shall constitute “Confidential Information” (as defined in the Confidentiality Agreement) under the Confidentiality Agreement. Nothing set forth in this Agreement shall require Sellers to (i) allow Acquiror and its Affiliates or representatives to conduct any invasive investigations, sampling or testing of soil, groundwater or other environmental media, including any Phase II Environmental Site Assessments, (ii) provide Acquiror and its Affiliates or representatives with any information regarding Sellers’ businesses, assets, financial performance or condition or operations not involving the Subject Entities, or (iii) provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege otherwise applicable with respect to such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date hereof by the Subject Entity providing such information. Acquiror shall, at its sole cost and expense and without any cost and expense to Sellers or the Subject Entities, restore the properties and assets of the Subject Entities to at least the same condition they were in prior to the commencement of any access provided to Acquiror and its Affiliates and Representatives, including repair of any damage done or resulting from such access.

Section 6.2 Consummation of the Transaction.

(a) Each Party shall, and shall cause its respective Affiliates to, (i) make or cause to be made any filings to the extent required (or necessary to obtain the Specified Regulatory Approvals) of such Party or any of its Affiliates under any Laws with respect to this Agreement and the other Transaction Documents as promptly as practicable (and with respect to notification and report forms pursuant to the HSR Act, within the timeline set out in Section 6.2(b)); (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings; (iii) use reasonable best efforts to secure the clearance or approval of any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as practicable; (iv) promptly inform the other Parties of (and, at any other Party’s request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) make an appropriate response, as promptly as practicable, to any requests received by such Party or any of its Affiliates under any Law for additional information, documents, submissions or other materials; (vi) use reasonable best efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (vii) use reasonable best efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement and the other Transaction Documents as violative of any Law.

(b) The Parties shall file, or cause to be filed, all notification and report forms under the HSR Act necessary to obtain the Specified Regulatory Approvals no later than ten Business Days following the date of this Agreement; provided, however, that, if there are any material changes in effect in the applicable regulations under the HSR Act between the date hereof and the date of filing pursuant to the HSR Act, Sellers and Acquiror shall use reasonable best efforts to file, or cause to be filed, any and all notification and report forms under the HSR Act necessary to obtain the Specified Regulatory Approvals as promptly as commercially practicable. Each Party shall cooperate with the other Parties and shall furnish such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under the HSR Act. Each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act and bring about the Closing as promptly as reasonably practicable (and in any event before the Outside Date). Acquiror shall be responsible for the payment of all filing fees pursuant to the HSR Act in connection with the transactions contemplated by the Transaction Documents.

(c) Each Party shall: (i) promptly inform the other Parties of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any communication from a Governmental Authority to such Party or its Affiliates and permit the others to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed written communication to an Antitrust Authority or other Governmental Authority, (ii) keep the other Parties informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the transactions contemplated by the Transaction Documents and (iii) not independently participate in any substantive in-person, telephone or video meeting or substantive discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the transactions contemplated by the Transaction Documents without giving the other Parties prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate thereat. However, (A) each of Acquiror and Sellers may designate any non-public information provided to a Governmental Authority as restricted to “Outside Antitrust Counsel Only” and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other Parties hereto without approval of the Party providing the non-public information, and (B) materials may be redacted (x) to remove references concerning the valuation of the Subject Interests, (y) as necessary to comply with contractual arrangements and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) In furtherance and not in limitation of the foregoing, Acquiror shall, and shall cause its Affiliates to, use its reasonable best efforts to resolve such objections, if any, that a Governmental Authority may assert under Antitrust Laws with respect to the transactions contemplated by the Transaction Documents so as to enable Closing to occur as promptly as practicable, and in any event prior to the Outside Date. Notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of the foregoing, Acquiror shall, and shall cause its Affiliates to, take any and all steps reasonably necessary to eliminate each and every impediment under any Antitrust Law that is asserted by any Governmental Authority or any other Person so as to enable Closing to occur as promptly as practicable, and in any event prior to the Outside Date, including, but not limited to, offering, proposing, negotiating, agreeing to, committing to and effecting, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license, transfer or other disposition of any businesses, assets or interests of ELK, (ii) the creation, termination, amendment, modification or divestment of any contracts, agreements, commercial arrangements, relationships, ventures, rights or obligations of ELK, (iii) any restrictions, impairments, agreements or actions that would limit Acquiror’s or any of its Affiliates’ freedom of action with respect to, or their ability to own, manage, operate, conduct and retain, any businesses, assets or interests of ELK; and (iv) any other remedy, commitment or condition of any kind with respect to ELK (any of the actions described in the foregoing clauses (i) through (iv), a “Remedy Action”); provided, however, that (x) any Remedy Action shall be conditioned on the Closing, (y) in no event shall any Remedy Action involve any businesses, assets or interests of Sellers or their Affiliates other than ELK and its Subsidiaries, and (z) notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.2 shall require Acquiror or any of its Affiliates to offer, propose, negotiate, commit to, agree to, effect or take any Remedy Action that would, or would reasonably be expected to, either individually or in the aggregate, be material to the financial condition, business, assets, or results of operations of Acquiror and its subsidiaries, taken as a whole, or ELK and its Subsidiaries, taken as a whole; provided, however, that for this purpose, Acquiror and its Subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of ELK and its Subsidiaries, taken as a whole, as of the date of this Agreement. Sellers shall not propose, take, or agree to take any Remedy Action without the prior written consent of Acquiror, and shall agree to take any Remedy Action if directed to do so by Acquiror, so long as the effectiveness of such Remedy Action is conditioned upon the Closing. Each Party shall, and shall cause its Affiliates to, vigorously contest, resist, defend, litigate on the merits and appeal, including through the issuance of a final, non-appealable Order or other Law, any Proceeding challenging or seeking to delay, restrain or prohibit the consummation of any of the transactions contemplated by the Transaction Documents. Acquiror shall, upon reasonable consultation with Sellers and in consideration of Sellers’ views in good faith, and, subject to the third sentence of Section 6.2(b), determine the strategy to be pursued in seeking to remove impediments to the Closing related to Antitrust Laws and direct any related Proceedings with any Antitrust Authority, subject to reasonable consultation in good faith with Sellers.

(e) Acquiror shall not, and shall not permit its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any business or assets (except as listed on Schedule 6.2(e)), if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of any waivers, clearances, expirations or terminations of waiting periods, consents or approvals from Governmental Authorities necessary, proper or advisable to consummate any of the transactions contemplated by the Transaction Documents or (ii) materially delay or otherwise prevent the consummation of any of the transactions contemplated by the Transaction Documents.

(f) The Parties agree to comply with the obligations set forth on Schedule 6.2(f).

Section 6.3 Conduct of the Subject Entities Pending the Closing.

(a) From and after the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, Seller I shall cause the Manager, and shall cause the Manager to cause the other Subject Entities, to use their respective commercially reasonable efforts to operate in the ordinary course of business consistent with past practices; provided, however, that no action by the Manager or the Subject Entities with respect to matters specifically addressed by any provision of Section 6.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision; provided, further, that neither the Manager nor the Subject Entities will be prohibited from taking any action (i) expressly contemplated or required by this Agreement or any of the other Transaction Documents, (ii) as may be consented to in writing by Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) required under applicable Law, pursuant to applicable requirements of a national securities exchange or by any Governmental Authority, in each case prior to the Closing Date, (iv) in response to an Emergency or (v) as set forth in Schedule 6.3(a).

(b) In addition to the restrictions set forth in Section 6.3(a), from and after the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (except for any action (i) expressly contemplated or required by this Agreement or any of the other Transaction Documents, (ii) as may be consented to in writing by Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) required under applicable Law, pursuant to applicable requirements of a national securities exchange or by any Governmental Authority, in each case prior to the Closing Date, or (iv) as set forth in Schedule 6.3(b)), Seller I shall not, and shall cause the Manager not to, and shall cause the Manager to cause the other Subject Entities not to, in each case:

(i) (A) make any change or amendment to any of the Organizational Documents of the Manager or ELK or (B) make any change or amendment to the Organizational Documents of any Subject Entity not described in clause (A) that (I) is material and would be adverse to Acquiror or (II) adversely impacts the consummation or effectiveness of the sale and purchase of the Subject Interests pursuant to this Agreement;

(ii) make any capital expenditure, except for (A) expenditures that are contemplated by the 2024 Budgets, (B) expenditures that represent a deviation equal to or less than 15% from the expenditures set forth in the 2024 Budgets for the period beginning June 30, 2024 and ending December 31, 2024 or (C) expenditures made to respond to an Emergency; provided that Sellers shall provide prompt notice to Acquiror upon the occurrence of such Emergency and upon the taking of such action(s);

(iii) (A) create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person except for indebtedness (1) that will be discharged in full at or prior to the Closing, (2) under the Elk Credit Agreement or the Elk Receivables Facility in the ordinary course of business or (3) resulting from refinancing, refunding, renewing, replacing or extending any existing indebtedness set forth on Schedule 6.3(b)(iii) in a manner that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or materially impair any Seller’s ability to perform its obligations hereunder; provided that (x) such refinancing, refunding, renewing, replacing or extending indebtedness does not contain terms or provisions that prohibit or restrict the transactions contemplated by this Agreement and (y) the amount of such indebtedness is not increased at the time of such refinancing, refunding, renewal, replacement or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such incurrence and by an amount equal to any existing commitments unutilized thereunder, (B) make any loans, advances or capital contributions to, or investments in, any Person other than a Subject Entity, except for loans, advances, capital contributions or investments that do not exceed $2,000,000 individually or $10,000,000 in the aggregate or (C) pledge or otherwise encumber the Subject Interests or the other properties or assets of the Subject Entities or create or suffer to exist any Encumbrance thereupon (other than Permitted Encumbrances);

(iv) declare or pay any distributions in respect of any equity securities of any Subject Entity, except (A) the declaration and payment of regular quarterly distributions to holders of ELK Units not in excess of $0.1325 per unit per quarter, (B) the declaration and payment of distributions in cash or in kind to the holders of the Series B Preferred Units or the Series C Preferred Units, in accordance with the Organizational Documents of the MLP, and as approved by the board of directors of the General Partner, in its capacity as the general partner of the MLP and (C) any distributions paid by a Subject Entity to another Subject Entity in the ordinary course of business;

(v) merge with or into, or consolidate with, any other Person or acquire the business or assets of any other Person, except for (A) transactions contemplated by the 2024 Budgets (whether or not such transaction is consummated during the 2024 fiscal year) or (B) transactions by the Subject Entities with a value in the aggregate not exceeding $25,000,000; provided, however, that nothing in this Section 6.3(b) shall be deemed to constitute a restriction on any expansion projects, capital projects and other authorizations for expenditure, in each case, approved prior to the date hereof, and authorized expenditures relating thereto or contemplated thereby shall not count toward the dollar limitation referenced in this Section 6.3(b)(v) and made in accordance with Section 6.3(b)(ii);

(vi) sell, be the lessor with respect to, transfer or dispose of any assets, except for sales (A) pursuant to a binding agreement that has been provided to Acquiror and in effect as of the date of this Agreement, (B) by the Subject Entities of obsolete, immaterial or non-operative assets in the ordinary course of business as set forth on Schedule 6.3(b)(vi), (C) that do not exceed $25,000,000 in the aggregate, or (D) contemplated in the 2024 Budgets;

(vii) change or modify any material accounting policies, except as required by GAAP or any applicable regulatory authorities or independent accountants;

(viii) except as required by the existing terms of any ELK Benefit Plan as in effect on the date of this Agreement and set forth on Schedule 4.12(a), (A) increase compensation or benefits payable or provided to the directors, officers, employees or other individual service providers of any Subject Entity, other than (1) customary increases to base compensation (and corresponding increases to target cash annual bonus opportunity) in the ordinary course of business consistent with past practice for employees and individual service providers, which increases shall not exceed 5% in the aggregate and (2) as permitted in clause (C) of this Section 6.3(b)(viii) or permitted by Section 6.3(b)(xv); (B) hire, promote or terminate (other than for cause or as necessary to replace a similarly compensated departed employee, provided that ELK shall consult with Acquiror in good faith to fill such vacancies to the extent permitted by applicable law) any current or former employees, officers, directors or other individual service providers of any Subject Entity whose target annual cash compensation is equal to or in excess of $250,000; (C) establish, adopt, enter into, terminate or amend any ELK Benefit Plan (or any other benefit plan that would be an ELK Benefit Plan if in effect on the date hereof), except for (1) annual renewals of group benefit plans in the ordinary course of business consistent with past practice that would not result in materially enhanced benefits and (2) offer letters for individuals hired as permitted by the immediately preceding clause (B) provided in the ordinary course of business consistent with past practice that follow in all material respects the applicable form of offer letter made available to Acquiror and do not provide for any severance entitlements beyond those provided in the ordinary course of business consistent with past practice to similarly situated employees or any change-in-control or other entitlements payable in connection with the transactions contemplated by this Agreement; or (D) accelerate the time of payment, vesting or funding of any compensation or benefits under any ELK Benefit Plan or otherwise;

(ix) (A) materially modify, extend, terminate or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council, employee representative or group of employees as the bargaining representative for any employees of any Subject Entity; (B) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, material reductions in compensation or other similar actions that could implicate the WARN Act; or (C) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former employee or independent contractor of any Subject Entity;

(x) adopt a plan of complete or partial liquidation or resolutions provided for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of the Subject Entities;

(xi) repurchase, redeem or otherwise acquire any securities of ELK, other than in connection with a “net settlement” of ELK Equity Awards outstanding on the date hereof in accordance with the existing terms thereof and of the ELK LTIP in effect on the date hereof to satisfy tax or other withholdings;

(xii) fail to maintain any material right-of-way and other material real property other than in the ordinary course of business consistent with past practice;

(xiii) cause the Subject Entities to purchase any securities or ownership interests of, or make any investment in any Person (except as permitted by Section 6.3(b)(v);

(xiv) amend, modify or waive any material right or material obligation or transfer any material rights under any Material Contract, other than in the ordinary course of business consistent with past practice;

(xv) issue or sell any equity securities in ELK or the MLP, other than issuances of ELK Units in respect of the settlement of any ELK Equity Awards outstanding on the date hereof in accordance with the existing terms thereof and of the ELK LTIP in effect on the date hereof;

(xvi) (A) change its fiscal year or any method of Tax accounting, (B) make (except in the ordinary course of business), change or revoke any material election in respect of Taxes, (C) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (D) file any materially amended Tax Return, (E) surrender a claim for a material refund of Taxes, (F) incur any material Tax liability outside of the ordinary course of business, (G) fail to pay any income or other material Tax (including estimated Tax payments or installments) that becomes due and payable, (H) enter into any material Tax sharing or similar agreement or (I) enter into any intercompany transactions giving rise to material deferred gain or loss of any kind;

(xvii) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect or any other similar transaction with respect to any Subject Entity’s capital stock or other equity interests;

(xviii) with respect to the Manager, (1) except (A) solely in its capacity as the managing member of ELK and in the ordinary course of business or (B) as required by its duties to ELK and its equityholders under applicable Law or any Contract existing as of the date of this Agreement, enter into any agreement or incur any Liability or (2) waive any rights or benefits attributable to the Manager’s ownership of the Manager Interests that would be binding on the managing member of ELK or its ownership of the Manager Interests after the Closing; or

(xix) agree to do any of the foregoing.

Section 6.4 Financing Assistance.

(a) Following the date of this Agreement and prior to the Closing Date, Sellers shall (and shall cause the Manager to cause the other Subject Entities and their respective Representatives (as applicable) to) use commercially reasonable efforts to provide to Acquiror such reasonable and customary cooperation in connection with any financing by Acquiror or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, in each case as may be reasonably requested by Acquiror or its Representatives. Without limiting the generality of the foregoing, Sellers shall, and shall cause the Manager to cause the other Subject Entities and their respective Representatives (as applicable) to, upon reasonable request, (i) furnish the report of the ELK’s auditor on the three most recently available audited consolidated financial statements of the ELK and its Subsidiaries and use its commercially reasonable efforts to obtain the consent of such auditor to the use of such reports, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use commercially reasonable efforts to cause such auditor to provide customary comfort letters (including “negative assurance” comfort and change period comfort) (with customary bring-down comfort letters delivered on the closing date of any such financing) to the arrangers, underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any additional financial statements, schedules, business or other financial data relating to ELK and its Subsidiaries as may be reasonably necessary to consummate any such financing; it being understood that Acquiror shall be responsible for the preparation of any pro forma financial information or pro forma financial statements required pursuant to the Securities Act or as may be customary in connection with any such financing; (iii) provide direct contact between (x) senior management and advisors, including auditors, of ELK and (y) the proposed arrangers, lenders, underwriters, initial purchasers or placement agents, as applicable, and/or ELK’s auditors, as applicable, in connection with any such financing, at reasonable times and upon reasonable advance notice; (iv) make available the employees and advisors of ELK and its Subsidiaries to provide reasonable assistance with Acquiror’s or its Subsidiaries’ preparation of business projections, financing documents and offer materials and other materials for due diligence and drafting sessions, rating agency presentations and road shows, if any, related to such financing; (v) to the extent requested in writing at least ten Business Days prior to the Closing Date, provide at least three Business Days prior to the Closing Date any information and documents required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 (and if any Subject Entities qualify as “legal entity customers” under the Beneficial Ownership Regulation, information regarding the Subject Entities necessary to complete a Beneficial Ownership Certification with respect to the Subject Entities); (vi) assist in the preparation of (but not entering into or executing) authorization letters, opinions and certificates, and other agreements (including indentures or supplemental indentures) and take other actions that are or may be customary in connection with any such financing or necessary or desirable to permit Acquiror or its Subsidiaries to fulfill conditions or obligations under the financing documents, provided that such agreements shall be conditioned upon, and shall not take effect until, the Closing; (vii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda, rating agency presentations and other marketing and syndication materials reasonably requested by Acquiror; (viii) permit Acquiror or its Subsidiaries’ reasonable use of the Subject Entities’ logos for syndication and underwriting, as applicable, in connection with any such financing (subject to advance review of and consultation with respect to such use); (ix) participate in a reasonable number of meetings and presentations with arrangers and prospective lenders and investors, as applicable (including the participation in such meetings of the ELK’s senior management), in each case at times and locations to be mutually agreed; (x)  assist in procuring any necessary rating agency ratings or approvals; and (xi) as soon as reasonably practicable after obtaining actual knowledge thereof, supplementing the written information provided pursuant to this Section 6.4 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

(b) Notwithstanding anything in this Section 6.4 to the contrary, (i) in fulfilling their respective obligations pursuant to this Section 6.4, none of Sellers, the Manager, the other Subject Entities or their respective Representatives shall be required to (u) take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material Contract or Law to which it or its property is bound (including any action to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement), (v) create, provide, update or have audited or reviewed any financial (or other) information that (1) is not produced in the ordinary course of business or (2) cannot be produced or provided without unreasonable cost or expense, (w) provide access to or disclose information that Sellers, the Manager, the other Subject Entities or their respective Representatives reasonably determine would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, any of Sellers, the Manager, the other Subject Entities or their respective Representatives (provided, that Sellers shall, and shall cause the Manager to cause the other Subject Entities to, use commercially reasonable efforts to allow for cooperation in a manner that does not result in the events set out in this clause (w)), (x) pay any commitment or other fee, provide any security or incur any other liability in connection with any financing (including any Debt Financing) prior to the Closing, (y) enter into any definitive agreement the effectiveness of which is not conditioned upon the Closing; or (z) give any indemnities that are effective prior to the Closing, (ii) any requested cooperation pursuant to this Section 6.4 shall not unreasonably interfere with the ongoing operations of Sellers, the Manager or the other Subject Entities, and (iii) Acquiror shall, promptly upon request by Sellers, reimburse Sellers, the Manager and the other Subject Entities for all reasonable and documented out-of-pocket costs incurred by Sellers, the Manager, the other Subject Entities and their respective Representatives in connection with such cooperation. Acquiror shall indemnify and hold harmless Sellers, the Manager, the other Subject Entities and their respective Representatives from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (including any Debt Financing) (other than to the extent related to information provided by Sellers, the Manager, the other Subject Entities or their respective Representatives). In addition, no action, liability or obligation of Sellers, the Manager, the other Subject Entities and their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to any financing (including any Debt Financing) will be effective until the Closing, and none of Sellers, the Manager, the other Subject Entities or their respective Representatives will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing. Nothing in this Section 6.4 will require Sellers, the Manager, the other Subject Entities or their respective Representatives to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing document, with respect to any financing (including any Debt Financing) or adopt resolutions approving the agreements, documents and/or instruments pursuant to which any financing is obtained or pledge any collateral with respect to any financing (including any Debt Financing) prior to the Closing. Nothing in this Section 6.4 shall require (A) any officer or Representative of Sellers, the Manager or the other Subject Entities to deliver any certificate or take any other action under this Section 6.4 that could reasonably be expected to result in personal liability to such officer or Representative; or (B) any governing body to approve any financing or contracts related thereto prior to Closing (it being understood and agreed that all such certificates, opinions or resolutions shall be delivered by any officer or board members of the Subject Entities immediately after the Closing). Sellers, the Manager, the other Subject Entities and their respective Representatives shall not be required to deliver any legal opinions or solvency certificates.

(c) Notwithstanding anything to the contrary herein, the condition set forth in Section 7.2(b) as it applies to Sellers’ obligations under Section 6.4(a), shall be deemed satisfied unless (i) Sellers have failed to satisfy their obligations under Section 6.4(a) in any material respect, (ii) Acquiror has notified Sellers of such failure in writing a reasonably sufficient amount of time prior to the Closing Date to afford Sellers with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of Acquiror’s failure to receive the proceeds of any financing. Acquiror acknowledges and agrees that obtaining any financing is not a condition to its obligations under this Agreement. If any financing has not been obtained, Acquiror shall continue to be obligated, until such time as the Agreement is terminated in accordance with Article IX and subject to the waiver or fulfillment of the conditions set forth in Article VII, to complete the transactions contemplated by this Agreement.

Section 6.5 Financing Covenants of Acquiror.

(a) Until the earliest to occur of (i) the Closing Date, (ii) the valid termination of this Agreement pursuant to Article VII and (iii) the consummation of alternative financing transactions or asset sales identified in writing to Sellers as “Alternative Funding Transactions” (“Alternative Funding Transactions”) generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Acquiror under this Agreement in connection with the transactions contemplated by this Agreement, Acquiror shall (A) use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing described in the Commitment Letter on the terms and conditions described in the Commitment Letter as promptly as practicable, including using commercially reasonable efforts to (1) maintain in full force and effect the Commitment Letter and to negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Commitment Letter or on the terms that, taken as a whole, are not materially less favorable to Acquiror than the terms contained in the Commitment Letter, in each case which terms shall not in any respect expand on the conditions to the funding of the Debt Financing at the Closing or reduce the aggregate amount of the Debt Financing available to be funded on the Closing Date below the amount necessary (when taken together with Other Sources) to consummate the transactions contemplated by this Agreement (the “Financing Agreements”) and (2) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to Acquiror in the Commitment Letter and such Financing Agreements that are to be satisfied by Acquiror at or prior to the Closing and to consummate the Debt Financings thereunder at or prior to Closing, unless such Commitment Letter and/or Financing Agreements terminate in accordance with their terms upon the consummation of Alternative Funding Transactions generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Acquiror under this Agreement in connection with the transactions contemplated by this Agreement, and (B) comply with their obligations under the Commitment Letter and the Financing Agreements. Acquiror shall keep Sellers informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Debt Financing. Acquiror shall provide Sellers, upon reasonable request, with copies of any Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow Sellers to monitor the progress of such financing activities.

(b) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (other than the consummation of Alternative Funding Transactions generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Acquiror under this Agreement in connection with the transactions contemplated by this Agreement), Acquiror shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing and Other Sources that is available, to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain, and when obtained, to provide Sellers with a copy of, a replacement financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Commitment Letter” shall include the “Alternative Financing Commitment Letter” and any references to “Financing Agreements” shall include the definitive documentation relating to any such Alternative Financing.

(c) Acquiror shall promptly (and, in any event, within five Business Days) notify Sellers in writing (i) of any actual breach or default (or any event or circumstance that, with or without notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any other party to the Commitment Letter or Financing Agreement, (ii) of the receipt by Acquiror or any of its Affiliates or Representatives of any written notice or other written communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letter or any Financing Agreement or any provision of the Debt Financing contemplated pursuant to the Commitment Letter or Financing Agreements (including any proposal by any Debt Financing Source, or lender or other Person to withdraw, terminate or make a material change in the terms or the conditions of (including the amount of Debt Financing contemplated by) the Commitment Letter), or (B) material dispute or disagreement between or among any parties to the Commitment Letter or any Financing Agreement, (iii) if for any reason Acquiror believes in good faith that there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or the Financing Agreements, and (iv) of the termination or expiration of the Commitment Letter or Financing Agreement, in each case, that would result in, or is a result of, a Restricted Commitment Letter Amendment (as defined below); provided that, with respect to clauses (i), (ii) and (iii), in no event shall Acquiror be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or breach any duty of confidentiality; provided, further, that if any information is withheld pursuant to the immediately preceding proviso, Acquiror shall inform Sellers as to the general nature of what is being withheld and use commercially reasonable efforts to seek an alternative means to provide Sellers (including through their Representatives) with access to the withheld information in a manner that does not waive any such privilege. As soon as reasonably practicable, but in any event within two Business Days after Sellers deliver to Acquiror a written request, Acquiror shall provide any information reasonably requested by Sellers relating to any of the circumstances referred to in this Section 6.5.

(d) Acquiror shall not permit or consent to (i) any amendment, replacement, supplement or modification to be made to the Commitment Letter if such amendment, replacement, supplement or modification would (A) expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (B) change the timing of the funding of the Debt Financing thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing), (D) adversely affect the ability of Acquiror to enforce its rights against the other parties to the Commitment Letter or (E) otherwise reasonably be expected to adversely affect the ability of Acquiror to consummate the transactions contemplated by this Agreement or the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”) (provided that, for the avoidance of doubt, subject to the limitations set forth in this Section 6.5(d), Acquiror may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof (but not to make any other changes), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment), (ii) any waiver of any provision or remedy available to Acquiror under the Commitment Letter or (iii) early termination of the Commitment Letter (other than in connection with an amendment or replacement of the Commitment Letter in a manner that is not a Restricted Commitment Letter Amendment); provided that, for the avoidance of doubt, the termination of, or reduction of commitments under, the Commitment Letter pursuant to the terms thereof (including any amendment, modification or agreement to reflect such termination or reduction) as a result of the consummation of Alternative Funding Transactions generating net cash proceeds sufficient, when taken together with Other Sources (including any remaining commitments under the Commitment Letter), to pay all amounts payable by Acquiror under this Agreement in connection with the transactions contemplated by this Agreement, shall not constitute a Restricted Commitment Letter Amendment or otherwise be prohibited under this Section 6.5(d). For all purposes of this Agreement, references to the “Commitment Letter” shall include such document as permitted or required by this Section 6.5(d) to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

Section 6.6 Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, including Section 6.2, which shall control with respect to all matters relating to Antitrust Laws, each Party will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Subject Interests pursuant to this Agreement, including commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder. Neither Sellers on the one hand, or Acquiror on the other hand will, without the prior written consent of the other, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to another Party as such other Party may reasonably request in order to more effectively consummate the sale and purchase of the Subject Interests hereunder.

Section 6.7 Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and none of Acquiror and its Affiliates, on the one hand, or Sellers and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified Acquiror, on the one hand, or Sellers, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and given due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely file any reports or other filings with the SEC as required under the Exchange Act or the Securities Act. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to the Transaction Documents or the transactions contemplated thereby that are not materially inconsistent with, or contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.7.

Section 6.8 Confidential Information.

(a) For two years after the Closing:

(i) Sellers and their Affiliates shall not, directly or indirectly, disclose to any Person or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Subject Entities prior to the Closing Date; and

(ii) Acquiror and its Affiliates shall not, directly or indirectly, disclose to any Person or use any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to Sellers, their Affiliates or their respective businesses or operations (other than the Subject Entities).

(b) Notwithstanding the foregoing, Acquiror, Sellers and their respective Affiliates and any of their respective Representatives, may disclose or use any information relating to the business and operations of the Subject Entities, or Sellers, as the case may be:

(i) if required by Law, including applicable regulatory authority or stock exchange rule or if contemplated by the requirements set forth herein;

(ii) if such disclosure is to another Person and, at the time such information is provided, such other Person is already in the possession of such information and is bound by confidentiality obligations with respect to such information that are at least as stringent (including, for the avoidance of doubt, with respect to the time period of such confidentiality obligations) as those contained in this Agreement and any other Transaction Documents;

(iii) if such disclosure is to (A) a Representative of (I) any Seller or any Affiliate of any Seller or (II) Acquiror or any of its Affiliates that control or are controlled by Acquiror, (B) any Affiliate of any Seller or (C) any Affiliate of Acquiror that controls or is controlled by Acquiror, in each case, to the extent such Representatives or Affiliates are directed and caused to comply with the confidentiality and restrictions on use provided for in this Section 6.8;

(iv) if such use or disclosure is reasonably necessary with respect to, or otherwise permitted or required by or with respect to, any agreements between any of the Subject Entities on the one hand and any Seller or any Affiliate of any Seller on the other hand, whether currently existing or existing hereafter, including if such use or disclosure is reasonably necessary or advisable with respect to the negotiation of any amendment to any such agreement or any new agreement between such Persons;

(v) if the use, private disclosure in the ordinary course of business, or public disclosure of such information is solely undertaken by the Subject Entities and, in each case, such information solely relates to the business and operations of the Subject Entities and not of Sellers, their Affiliates or their respective businesses or operations; or

(vi) in connection with the pursuit of potential Debt Financing Sources in connection with the transactions contemplated by this Agreement, subject to the confidentiality and use restrictions applicable to Representatives set forth in the Confidentiality Agreement.

(c) Nothing in this Agreement will prevent any individual from: (i) lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the SEC or any other Governmental Authority regarding a possible violation of any Law; (ii) responding to any inquiry or legal process directed to an individual from any Governmental Authority; (iii) testifying, participating or otherwise assisting in a Proceeding by any Governmental Authority relating to a possible violation of Law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or another Governmental Authority. No individual will be required to obtain prior authorization from Acquiror, Sellers, or any of their respective Affiliates before engaging in any of the conduct described in the previous sentence, or to notify Acquiror, Sellers or their respective Affiliates of having engaged in any such conduct.

(d) For the avoidance of doubt, nothing in this Section 6.8 is intended to, nor does it, modify any confidentiality provisions (including, for the avoidance of doubt, any qualifications and exceptions thereto) contained in any agreement between any of the Subject Entities on the one hand and any Seller or any Affiliate of any Seller on the other hand.

Section 6.9 Resignations. Sellers will (a) use commercially reasonable efforts to deliver at the Closing duly executed letters of resignation or (b) cause the removal, in each case, effective as of the Closing, of any individual listed on Schedule 6.9 (collectively, the “Resigning Directors”).

Section 6.10 Certain Insurance and Indemnification Matters.

(a) Acquiror agrees that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (x) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director, manager, member, general partner, fiduciary, employee, agent or trustee of any Subject Entity or (y) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Closing Date serves, at the request of any Subject Entity as an officer, director, manager, member, general partner, fiduciary, employee, agent or trustee of another Person (other than Persons solely providing, on a fee-for-services basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such Subject Entities in effect as of the date of this Agreement or pursuant to any other agreements in effect on the date hereof (to the extent made available to Acquiror) shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and Acquiror shall cause each Subject Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities during such period. For a period of not less than six years, Acquiror shall not, and shall not cause or permit any Subject Entity to, amend, restate, waive or terminate any Organizational Document of the Subject Entities in any manner that would adversely affect the indemnification or exculpation rights of any such Covered Person.

(b) Acquiror covenants and agrees that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the Closing pursuant to this Agreement, Acquiror shall cause such applicable Subject Entity (i) to continue in effect the current fiduciary liability insurance policy or policies that such Subject Entity has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (A) to provide fiduciary liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (B) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case, providing coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing that is no less advantageous to each such Covered Person (including policy limits, exclusions and scope) as such Covered Person as in existence as of the date of this Agreement covering such acts, events, occurrences or omissions under the fiduciary liability insurance or similar policy maintained by the Subject Entities as of the date of this Agreement; provided that Acquiror and the Subject Entities shall not be required to pay premiums for such insurance policy in excess of 300% of the current premium for such coverage, but shall purchase as much of such coverage as possible for such applicable amount.

(c) In the event that Acquiror or any Subject Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assume the obligations set forth in this Section 6.10.

(d) The provisions of this Section 6.10 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that in the event that any claim or claims for indemnification or advancement of expenses set forth in this Section 6.10 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.10 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the Subject Entities, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any Subject Entity or applicable Law.

(e) This Section 6.10. shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.

Section 6.11 Post-Closing Access; Records. From and after the Closing, Acquiror and its Affiliates shall make or cause to be available to Sellers all books, records and documents of the Subject Entities (and the assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to, or filings with, equityholders or Governmental Authorities or (c) such other purposes for which access to such documents is reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, or the determination of any matter relating to the rights and obligations of Sellers or any of their Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Acquiror, its Affiliates or the Subject Entities and the reasonable out-of-pocket expenses of Acquiror, its Affiliates or the Subject Entities incurred in connection therewith shall be paid by Sellers. Acquiror shall cause each Subject Entity to maintain and preserve all such books, records and other documents for the greater of (i) seven years after the Closing Date and (ii) any applicable statute of limitations, as the same may be extended and, in each case, shall offer to transfer such books, records and other documents to Sellers at the end of the period in which it maintains and preserves such records.

Section 6.12 Exclusivity. Prior to the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1, Sellers shall not, and shall not permit their or any Subject Entity’s directors, officers, employees, investment bankers, financial advisors, representatives or agents to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, with any Third Party any transaction involving a merger or consolidation, business combination of any Subject Entity or other purchase or disposition of the Subject Interests other than the transactions contemplated by the Transaction Documents (an “Acquisition Transaction”), (a) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers with any Third Party in respect of an Acquisition Transaction, (b) furnish or cause to be furnished, to any Third Party, any nonpublic information concerning the Subject Interests or any Subject Entity in connection with an Acquisition Transaction or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Upon or prior to the execution of this Agreement, Sellers shall, and shall cause their and the Subject Entities’ directors, officers, employees, investment bankers, financial advisors, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror) conducted heretofore with respect to any Acquisition Transaction. Notwithstanding the foregoing, this Section 6.12 shall in no way prohibit the Manager (in its capacity as the managing member of ELK) from taking any action required by its duties to ELK and its equityholders under applicable Law or any Contract existing as of the date of this Agreement.

Section 6.13 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with this Agreement (“Transfer Taxes”) shall be borne 50% by Acquiror and 50% by Sellers, and any Party required by applicable Law to file Tax Returns with respect to such Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and the other Parties agree to cooperate in the preparing of any such Tax Return and other documentation. If required by applicable Law, the Parties agree to join in the execution of any such Tax Return and other documentation.

Section 6.14 Employee Matters.

(a) With respect to those individuals who are employees of a Subject Entity immediately prior to the Closing and who remain employed with Acquiror or its Affiliates immediately following the Closing (the “Continuing Employees”), Acquiror or an Affiliate of Acquiror shall, until the earlier to occur of (A) ELK Units no longer being listed on a national exchange pursuant to a definitive agreement regarding such transaction that includes a covenant addressing the subject matter of this Section 6.14(a), and (B) the one-year anniversary of the Closing Date (or until employment terminates, if sooner) (the “Continuation Period”), (i) continue to provide the Continuing Employees with annual base salaries (or hourly wages, as applicable), annual cash bonus target opportunities and, except as otherwise provided in Section 6.14(b), annual long-term incentive award target opportunities, in each case that are not less favorable than those provided to the Continuing Employees immediately prior to the Closing; (ii) continue to provide the Continuing Employees with employee benefits (excluding nonqualified deferred compensation, defined benefit retirement and post-termination or retiree health or welfare benefits) that are, in the aggregate, substantially comparable to the employee benefits (subject to the same exclusions) that were available to Continuing Employees immediately prior to the Closing under the ELK Benefit Plans set forth on Schedule 4.12(a); and (iii) provide severance benefits for any Continuing Employee who is terminated by Acquiror or its Affiliates without cause during the Continuation Period and signs and does not revoke a customary release of claims that include a pro-rated target annual bonus for the year of termination and otherwise are at least as favorable as the greater of the severance benefits provided under the Subject Entities’ severance policies as in effect on the date hereof and set forth on Schedule 4.12(a) or the severance benefits provided under the applicable severance policy of the Acquiror or its Affiliates as of the date of termination.

(b) The long-term incentive awards described in subclause (i) of Section 6.14(a) (“Continuation Period LTI Awards”) will be granted to Continuing Employees (who remain Continuing Employees as of the grant date) during a portion of the Continuation Period that falls during March of an applicable calendar year and will not be granted to the extent they duplicate long-term incentive awards, if any, granted prior to the Closing Date for the year in which the Closing Date occurs. The Continuation Period LTI Awards will have terms and conditions (including “double trigger” vesting acceleration) that are substantially comparable to the historical terms of the ELK Equity Awards and that acknowledge the treatment of the Closing as a “change in control” for purposes of applying such “double trigger” vesting terms; provided that (i) ELK RIU Awards may be awarded in lieu of ELK PU Awards and (ii) the “double trigger” vesting protection shall only last for 12 months following a “change in control”.

(c) Nothing in this Section 6.14 amends, or will be deemed to establish, amend, or prevent the amendment or termination of, any ELK Benefit Plan or any other benefit or compensation plan, program or arrangement. No provision of this Agreement shall be construed as a guarantee of continued employment for any employee for any period of time or to prohibit Acquiror or any of its Affiliates from terminating the employment of any Continuing Employee at any time after the Closing. Nothing in this Section 6.14 shall create any third-party beneficiary rights or remedies in any Continuing Employee or any other Person.

Section 6.15 Distributions. Following the Closing, Acquiror shall, except as prohibited by Law or in contravention of ELK’s Organizational Documents, cause the board of directors of the Manager to declare and cause ELK to pay a regular quarterly cash distribution on the ELK Units relating to the fiscal quarter of ELK during which the Closing Date occurs in accordance with the ELK Operating Agreement and in the ordinary course of business consistent with past practice in an amount per ELK Unit not less than $0.1325.

Article VII

CLOSING

Section 7.1 Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the condition that:

(a) no Law shall be in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Documents; and

(b) the Specified Regulatory Approvals shall have been obtained.

Section 7.2 Conditions Precedent to Obligations of Acquiror. The obligation of Acquiror to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) (i) each of the Seller Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date (except those representations and warranties that expressly relate only to an earlier date, which must be true and correct in all material respects as of that earlier date), provided, that, the representations and warranties set forth in Sections 3.5, 4.4(a)(i)-(iv) and 4.4(c)-(d) shall be true and correct except for such failures to be true and correct in all but de minimis respects; (ii) the representations and warranties set forth in Section 4.8(a) shall be true and correct in all respects; and (iii) each of the representations and warranties set forth in Article III or Article IV that are not Seller Fundamental Representations or representations and warranties set forth in Section 4.8(a) shall be true and correct except to the extent any inaccuracy would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, with respect to any such representations and warranties contained in Article III, or a Subject Entities Material Adverse Effect, with respect to any such representations and warranties contained in Article IV (without giving effect to qualifications of Seller Material Adverse Effect, Subject Entities Material Adverse Effect, materiality or any similar qualifications set forth in such representation or warranty) on and as of the date of this Agreement and at and as of the Closing with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date);

(b) Sellers and the Manager shall not have breached in any material respect their obligations and agreements required to be performed and complied with by them under this Agreement prior to the Closing Date;

(c) since the date of this Agreement, there shall not have been any effect, event, change, occurrence, fact, circumstance or development (whether or not foreseeable or known as of the Closing Date or covered by insurance) that, individually or in the aggregate, has had or would reasonably be expected to have a Subject Entities Material Adverse Effect;

(d) ELK shall have obtained a written consent to or waiver of the event(s) of default arising in connection with the transactions contemplated by this Agreement under (or an applicable amendment or modification, in form and substance reasonably satisfactory to each Party of) (i) the ELK Credit Agreement and (ii) the ELK Receivables Facility, in each case, in form and substance reasonably satisfactory to Acquiror, or the ELK Credit Agreement and/or the ELK Receivables Facility, as applicable, shall have otherwise been repaid or replaced on terms reasonably satisfactory to Acquiror and which do not require consent from the lenders thereunder for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; and

(e) Acquiror shall have received the items listed in Section 7.4.

Section 7.3 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a) each of the representations and warranties of Acquiror shall be true and correct in all material respects, in each case, on and as of the date of this Agreement and at and as of the Closing, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case as of such earlier date);

(b) Acquiror shall not have breached in any material respect its obligations and agreements required to be performed and complied with by it under this Agreement prior to the Closing Date; and

(c) Sellers shall have received the items listed in Section 7.5.

Section 7.4 Sellers Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Sellers shall deliver, or cause to be delivered, to Acquiror:

(a) a counterpart of one or more assignments, each substantially in the applicable form attached hereto as Exhibit B (the “Assignment of Interests”), evidencing the conveyance, assignment, transfer and delivery to Acquiror of the Subject Interests;

(b) a certificate duly executed by an executive officer of each Seller, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 7.2(a) and (b) have been satisfied in all respects;

(c) a duly executed Internal Revenue Service Form W-9 of each Seller;

(d) duly executed letters of resignation or evidence of removal, effective as of the Closing, of the Resigning Directors and Officers as are required to be delivered pursuant to Section 6.9;

(e) lien release documentation from Wilmington Trust, National Association, as collateral agent under that certain Credit Agreement, dated as of July 18, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Sellers’ Credit Agreement”), with respect to the security interests granted to it in connection with Sellers’ Credit Agreement on the Subject Interests, in the customary form for such collateral agent or otherwise in form reasonably satisfactory to Acquiror; and

(f) a written notice of termination pursuant to Section 6.1(i) of that certain Unit Repurchase Agreement, dated as of January 16, 2024, by and between ELK, on the one hand, and Seller I and Seller II, on the other hand.

Section 7.5 Acquiror Deliveries. At the Closing, subject to the terms and conditions of this Agreement, Acquiror shall deliver, or cause to be delivered to Sellers:

(a) payment of the Purchase Price in accordance with Section 2.1

(b) a counterpart of the Assignment of Interests, duly executed by the applicable Acquiror; and

(c) a certificate duly executed by the executive officer of Acquiror, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Sections 7.3(a) and (b) have been satisfied in all respects.

Article VIII

INDEMNIFICATION, COSTS AND EXPENSES

Section 8.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement, any other Transaction Documents and any certificate or instrument delivered in connection herewith or therewith shall not survive the Closing, and in no event shall Sellers or any of their respective Affiliates have any Liability or be responsible in any respect for any inaccuracy, or breach, of any such representation or warranty; provided that the Seller Fundamental Representations shall survive until one year from the Closing Date. The covenants or agreements set forth in this Agreement that, by their terms, are to be performed (i) prior to Closing shall not survive Closing and (ii) after Closing shall survive until the expiration of the applicable statute of limitations or for such shorter period as is explicitly specified herein.

Section 8.2 Indemnification. From and after the Closing, Acquiror, its current and future Affiliates and each of the current and future direct and indirect equityholders, members, partners, directors, managers, officers, employees and agents of Acquiror or their current and future Affiliates (collectively, the “Indemnified Parties”) shall be indemnified and held harmless by Sellers, jointly and severally, for any Losses incurred or sustained by the Indemnified Party based upon, attributable to, resulting from or by reason of (including any and all Proceedings, demands or assessments arising out of) (i) the incorrectness, falsity or breach of, as of the date hereof or as of the Closing Date with the same force and effect as though made on and as of such date (except those representations and warranties that expressly relate only to an earlier date, in which case as of such earlier date), any of the Seller Fundamental Representations or (ii) any breach of any covenant or other agreement on the part of Sellers to be performed in whole or in part after the Closing.

Section 8.3 Indemnification Procedure.

(a) Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 8.2, such Indemnified Party will assert its claim for indemnification under Section 8.2 (each, a “Claim”) by providing a written notice to Sellers (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach).

(b) In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 8.2 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Losses (subject to any applicable limitations in this Article VIII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s sole option and expense, to assume the defense of the same including the appointment and selection of counsel on behalf of the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days notify the Indemnified Party in writing of its intent to do so; provided, however, that the Indemnifying Party shall not, without the written consent of the Indemnified Party, be entitled to assume or continue to control the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Indemnifying Party has failed or is failing to diligently defend such action in good faith, (iv) the Third Party Claim would reasonably be expected to have a material and adverse effect on the Indemnified Party’s business, or (v) separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest; provided that, for the avoidance of doubt, if the Indemnifying Party is unable to assume or continue to control the defense in any such instances, it shall nonetheless remain responsible for the indemnification obligations hereunder. In all events the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim.

(c) Notwithstanding anything in this Section 8.3 to the contrary, the Indemnifying Party will not be permitted to settle or compromise any third party claim, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on, or requires any payment from, any Indemnified Party.

Section 8.4 Limitations. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement:

(a) The aggregate liability of Sellers under Section 8.2 shall not exceed the Purchase Price.

(b) Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss for which it would otherwise be entitled to indemnification pursuant to this Article VIII upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY LOST PROFITS OR PUNITIVE, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES, OR DAMAGES FOR DIMINUTION OF VALUE RELATIVE TO THE PURCHASE PRICE, LOST OPPORTUNITIES OR LOST OR DELAYED BUSINESS, EXCEPT TO THE EXTENT SUCH DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 8.5 Tax Treatment of Indemnity Provisions. Each Party, to the extent permitted by applicable Law, agrees to treat any indemnity payments made pursuant to this Article VIII as adjustments to the Purchase Price for all U.S. federal and applicable state income and franchise Tax purposes.

Section 8.6 Calculation of Losses. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and other indemnity arrangements.

Section 8.7 No Duplication. In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent such Losses were already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution that would give it the right to make a claim against the Indemnifying Party.

Section 8.8 Exclusive Remedy. Except in the case of Fraud, from and after the Closing, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy as to all monetary Losses any Indemnified Party may incur pursuant to this Agreement as a result of any breach of a representation or warranty (it being understood that nothing in this Section 8.8 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement).

Article IX

TERMINATION

Section 9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of Sellers and Acquiror;

(b) by Sellers or Acquiror, if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to such Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(c) by Acquiror, if Sellers shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Sellers shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after Sellers’ receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to Acquiror if Acquiror is at such time in material breach of its representations, warranties or covenants hereunder;

(d) by Sellers, if Acquiror shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Acquiror shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after Acquiror’s receipt of written notice of such breach and (ii) the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Sellers if any Seller or the Manager is at such time in material breach of its representations, warranties or covenants hereunder;

(e) by Sellers, if (i) at least two Business Days have elapsed since the Inside Date and all of the conditions provided for in Sections 7.1 and 7.2 have been satisfied or irrevocably waived (other than those conditions which by their terms are only capable of being satisfied at the Closing, provided that such conditions are capable of being satisfied if the Closing Date were the date of the provision of the notice described in clause (ii) below), (ii) Sellers have delivered irrevocable written notice to Acquiror to the effect that (x) all of the conditions provided for in Section 7.1 and Section 7.2 have been satisfied or irrevocably waived (other than those conditions which by their terms are only capable of being satisfied at the Closing, provided that such conditions are capable of being satisfied if the Closing Date were the date of the provision of such notice) and (y) Sellers are, subject to Acquiror’s performance of their obligations, ready, willing and able to consummate the Closing pursuant to Section 2.3, and (iii) Acquiror fails to consummate the transactions contemplated by this Agreement; or

(f) by Sellers or Acquiror, in the event that the Closing does not occur on or before August 28, 2025 (the “Outside Date”); provided, however, that if five days prior to the Outside Date, all of the conditions to closing in Article VII have been satisfied or waived, other than any of the conditions in Section 7.1(a) (solely if the applicable Law relates to any Antitrust Law) or Section 7.1(b) and conditions to be satisfied at the Closing (so long as such conditions remain capable of being satisfied), the Outside Date shall automatically be extended to February 28, 2026, which later date shall thereafter be deemed the Outside Date; provided, further, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to such Party if the failure of the Closing to occur was primarily due to the failure of such Party to perform any of its obligations under this Agreement.

Section 9.2 Procedure Upon Termination. In the event of termination of this Agreement by Acquiror or Sellers, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by Acquiror or Sellers.

Section 9.3 Effect of Termination. In the event that this Agreement is terminated as provided in Section 9.1, then each of the parties hereto shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Acquiror or Sellers, except for the provisions of Section 6.8, this Section 9.3, Article X, Section 11.3 and Section 11.5; provided, no such termination shall relieve Acquiror or any Seller from Liability for Fraud in connection with this Agreement or from Liability for any Willful Breach of, or failure to perform, its obligations set forth in this Agreement prior to such termination, in which case and notwithstanding anything to the contrary in this Agreement, the other Parties shall be entitled to all remedies available at law or in equity. Nothing herein shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.6.

Article X

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 10.1 Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware. Each party hereto hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 11.3 addressed to such party at the address specified pursuant to Section 11.3. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court does not have jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the parties hereto further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 11.3 to such party’s address set forth in Section 11.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party hereto agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

(b) Notwithstanding anything herein to the contrary, Sellers agree, for themselves and on behalf of their Affiliates and equityholders, (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively to any New York state court siting in the borough of Manhattan, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each such Person submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.3 shall be effective service of process against it for any such action brought in any such court, (iv) to waive (and hereby irrevocably waives) to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) that any such action shall be governed by, and construed in accordance with, the Laws of the State of New York and (vii) to irrevocably waive (and hereby waives) any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 10.1(c).

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.

Article XI

MISCELLANEOUS

Section 11.1 Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parties, except as otherwise set forth in Section 11.10.

Section 11.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Sellers or (pre-Closing) the Manager:

c/o Global Infrastructure Management, LLC
1345 Avenue of the Americas
New York, NY 10105
Attention: Partner and General Counsel

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77009

Attention:	Kevin M. Richardson
Ryan J. Lynch
William N. Finnegan IV

Email:	kevin.richardson@lw.com ryan.lynch@lw.com bill.finnegan@lw.com

If to Acquiror or (post-Closing) the Manager:

c/o ONEOK, Inc.
100 West Fifth Street
Tulsa, OK 74103
Attention: Chief Legal Officer

with a copy to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002

Attention:	Sean T. Wheeler, P.C.
Debbie P. Yee, P.C.
Camille E. Walker

Email:	sean.wheeler@kirkland.com
debbie.yee@kirkland.com
camille.walker@kirkland.com

Section 11.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. No party hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of all Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 11.5 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 11.6 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to Acquiror and Sellers, and Acquiror and Sellers would not have an adequate remedy at Law. Therefore, the obligations of Acquiror and Sellers under this Agreement, including Sellers’ obligation to sell the Subject Interests to Acquiror and Acquiror’s obligation to purchase the Subject Interests from Sellers, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each Party hereby agrees to waive the defense in any such suit that the other Party have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 11.7 Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 11.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each Seller and Acquiror agrees that it shall use its commercially reasonable efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each Seller and Acquiror agrees that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 11.9 Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of any schedule delivered by Sellers and the Manager to Acquiror in connection with this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by Sellers or the Manager that such information is required to be listed on such section of the relevant Disclosure Schedule (except to the extent this Agreement expressly states that such applicable section of the Disclosure Schedules is required to include such information) or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

Section 11.10 Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the parties hereto, including any creditor of any party hereto or any of their Affiliates, except (a) Section 6.10, Article VIII and Section 11.15 shall inure to the benefit of the Persons referred to therein and (b) Section 11.13 shall inure to the benefit of the Persons referred to therein, but only to the extent such rights are exercised or pursued, if at all, by Acquiror acting on behalf of any such Person (which rights may be exercised in the sole discretion of Acquiror). The parties hereto reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement, in accordance with Section 11.1 and Section 11.2, as applicable, without the consent or approval of any other Person. No party hereto shall have any direct liability to any permitted third party beneficiary, nor shall any permitted third party beneficiary have any right to exercise any rights hereunder for such third party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a party hereto. No Person other than the parties hereto shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other parties hereto.

Section 11.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any party hereto and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 11.12 Time of Essence. Time is of the essence in the performance of this Agreement.

Section 11.13 Non-Recourse.

(a) Each of the following is herein referred to as an “Acquiror Non-Recourse Party”: each of the Affiliates of Acquiror, each of their present, former and future partners, members, equityholders, officers, directors, managers, employees, agents and representatives, and each of the Affiliates and present, former and future partners, members equityholders, officers, director, managers, employees, agents and representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns; provided, however, the term Acquiror Non-Recourse Party expressly excludes Acquiror, any Person that is assigned any interest in any of the Transaction Documents, the Subject Interests or the Subject Entities to the extent of such assignment and, after the Closing, the Subject Entities. No Acquiror Non-Recourse Party shall have any liability or obligation to Sellers or their Affiliates (including for these purposes the Subject Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and Sellers hereby waive and release all claims of any such liability and obligation. Subject to Sellers’ right to specific performance under Section 11.6, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to, or arising out of this Agreement, or the negotiation, performance, or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Subject to Section 11.10, each Acquiror Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 11.13(a).

(b) Each of the following is herein referred to as a “Seller Non-Recourse Party”: each of the Affiliates of Sellers, each of their present, former and future partners, members, equityholders, officers, directors, managers, employees, agents and representatives, and each of the Affiliates and present, former and future partners, members equityholders, officers, director, managers, employees, agents and representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns; provided, however, the term Seller Non-Recourse Party expressly excludes Sellers. No Seller Non-Recourse Party shall have any liability or obligation to Acquiror or its Affiliates of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and Acquiror hereby waives and releases all claims of any such liability and obligation. Subject to Acquiror’s right to specific performance under Section 11.6, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to, or arising out of this Agreement, or the negotiation, performance, or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Subject to Section 11.10, each Seller Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 11.13(b).

Section 11.14 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary (but in all cases subject to and without in any way limiting the rights, remedies and claims of Acquiror and its Affiliates under or pursuant to the Commitment Letter or any other agreement entered into with respect to the Debt Financing), each of the parties to this Agreement on behalf of itself and each of its controlled Affiliates hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Committed Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York (provided, however, that notwithstanding the forgoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Subject Entities Material Adverse Effect (and whether or not a Subject Entities Material Adverse Effect has occurred), (B) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term may be defined in the Commitment Letter) and whether as a result of any inaccuracy thereof Acquiror or any of its Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 9.1(c) decline to consummate the Closing as a result thereof pursuant to Article VII and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Committed Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Committed Financing Sources will have any liability to any of Sellers, the Subject Entities or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of Sellers, the Subject Entities or their respective Affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Committed Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Committed Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Committed Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 11.14 (and the definitions of any terms used in this Section 11.14) and (y) to the extent any amendments to any provision of this Section 11.14 (or, solely as they relate to such Section, the definitions of any terms used in this Section 11.14) are materially adverse to the Committed Financing Sources, such provisions shall not be amended without the prior written consent of the Committed Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 11.14 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement between a Committed Financing Source and such party.

Section 11.15 Legal Representation. Each of the Parties acknowledges that Latham & Watkins LLP (“Latham”) currently serves as counsel to both (i) the Subject Entities and (ii) Sellers, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Each of the Parties agrees that all communications and documents (or such portions of such communications and documents as applicable) exchanged in any form or format whatsoever between or among any of Latham, the Subject Entities or Sellers, or any of their respective Affiliates, that relate to the consideration, negotiation, documentation and consummation of the Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby or any alternative transaction at or prior to the Closing (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by Sellers. All Deal Communications that are subject to the attorney-client privilege, the attorney work product doctrine or any other privilege or protection (collectively, the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sellers, shall be controlled solely by Sellers and shall not pass to or be claimed by Acquiror or any of its Affiliates. Latham shall not have any duty whatsoever to reveal or disclose any Deal Communications, Privileged Deal Communications or files to Acquiror or its Affiliates by reason of any attorney-client relationship between Latham and the Subject Entities. To the extent that files or other materials maintained by Latham constitute property of its clients, only Sellers shall hold such property rights with respect to any representation prior to the Closing of the Subject Entities, and Latham shall have no duty to reveal or disclose any such files or other materials by reason of any attorney-client relationship between Latham, on the one hand, and the Subject Entities, on the other hand. This Section 11.15 is for the benefit of Sellers and Latham, and Latham is an express third-party beneficiary of this Section 11.15. This Section 11.15 shall be irrevocable, and no term of this Section 11.15 may be amended, waived or modified without the prior written consent of Latham.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement, effective as of the date first above written.

ACQUIROR:

ONEOK, INC.

	By:	/s/ Pierce H. Norton II
:	Name:	Pierce H. Norton II
	Title:	President and Chief Executive Officer

Signature Page to Purchase Agreement

SELLERS:

GIP III STETSON I, L.P.

GIP III STETSON GP, LLC, as general partner

By:	/s/ Gregg Myers
Name:	Gregg Myers
Title:	Chief Financial Officer

GIP III STETSON II, L.P.

GIP III STETSON GP, LLC, as general partner

By:	/s/ Gregg Myers
Name:	Gregg Myers
Title:	Chief Financial Officer

Signature Page to Purchase Agreement

MANAGER:

ENLINK MIDSTREAM MANAGER, LLC,
acting solely in its individual capacity and not in its capacity as managing member of EnLink Midstream, LLC

By:	/s/ Matthew Harris
Name:	Matthew Harris
Title:	Manager

Signature Page to Purchase Agreement

Exhibit A

DEFINITIONS

“2024 Budgets” means the fiscal 2024 budgets and capital expenditure plans of the Subject Entities, which have been made available to Acquiror.

“Acquiror” has the meaning specified in the preamble.

“Acquiror Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of Acquiror or its Affiliates to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede Acquiror’s or any of its Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Acquiror Non-Recourse Party” has the meaning specified in Section 11.13(a).

“Acquisition Transaction” has the meaning specified in Section 6.12.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. For purposes of this Agreement and the other Transaction Documents, (a) except where otherwise noted, the Subject Entities shall not be considered Affiliates of GIM (include Sellers), or, prior to the Closing, Acquiror, (b) “Affiliate” shall not include, and no provisions of this Agreement shall be applicable to the direct or indirect portfolio companies of investment funds advised or managed by GIM or its Affiliates, unless any of such Persons receives “Confidential Information” (as defined in the Confidentiality Agreement) or is assigned any interest in any of the Transaction Documents, the Subject Interests or the Subject Entities, and (c) “Affiliate” shall not include any joint venture unless such joint venture is also a Subsidiary.

“Agreement” has the meaning specified in the preamble.

“Antitrust Authority” means any Governmental Authority charged with enforcing, applying, administering, or investigating any Antitrust Laws.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the FTC Act or any other Law designed or intended to govern antitrust, competition, trade, merger control or foreign investment, or to prohibit, restrict or regulate actions with the purpose or effect of monopolization, restraint of trade, lessening of competition, or foreign investment for the purpose of national security, public order, or defense matters.

“Assignment of Interests” has the meaning specified in Section 7.4(a).

Exhibit A – 1

“Benefit Plan” means any (i) “employee benefit plan” (within the meaning of ERISA), (ii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, including employer stock and incentive plans, (iii) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (iv) other compensation or benefit plan, program, agreement, policy, practice, contract or arrangement and whether or not subject to ERISA, including all bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning specified in Section 5.6(b).

“Committed Financing Sources” means each Debt Financing Source party to the Commitment Letter or that has otherwise entered into any committed agreements with respect to any Debt Financing, including any other commitment letter or other documentation with respect to any permanent financing and any amendments, supplements, joinder agreements and definitive documentation relating thereto, together with their respective Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

“Common Unit” has the meaning specified in the MLP Partnership Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 30, 2024, by and between Acquiror and Global Infrastructure Management, LLC.

“Continuing Employees” has the meaning specified in Section 6.14(a).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.

“Courts” has the meaning specified in Section 10.1(a).

“Covered Person” has the meaning specified in Section 6.10(b).

“Deal Communications” has the meaning specified in Section 11.15.

Exhibit A – 2

“Debt Financing” means any debt financing incurred, including the public offering or private placement of debt securities, borrowing under revolving, long-term or bridge loans, in each case by Acquiror in connection with the transactions contemplated by this Agreement.

“Debt Financing Sources” means any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of the Debt Financing, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents, advisors, and representatives and their respective successors and permitted assigns.

“Disclosure Schedules” has the meaning specified in Section 11.9.

“ELK” has the meaning specified in the recitals.

“ELK Benefit Plans” means all Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Subject Entities, or under which the Subject Entities have any Liability, including on account of any ERISA Affiliate.

“ELK Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of June 3, 2022, by and among ELK, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and each of the Lenders and other L/C Issuers party thereto, as amended, restated, amended and restated, supplemented or otherwise modified in a manner not prohibited hereby from time to time.

“ELK Equity Awards” means the ELK RIU Awards and the ELK PU Awards.

“ELK LTIP” means collectively the ELK 2014 Long-Term Incentive Plan, as amended and restated, and, with respect to a particular ELK Equity Award, the applicable award agreement granted thereunder.

“ELK Operating Agreement” has the meaning specified in Section 2.2(b).

“ELK PU Awards” means an award of performance units in respect of ELK Units.

“ELK Receivables Facility” means that certain Receivables Financing Agreement, dated as of October 21, 2020, by and among EnLink Midstream Funding, LLC, as borrower, EnLink Midstream Operating, LP, as initial servicer, PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, as structuring agent, and the other lenders from time to time party thereto, as amended by that certain First Amendment to the Receivables Financing Agreement, dated as of February 26, 2021, that certain Second Amendment to the Receivables Financing Agreement, dated as of September 24, 2021, that certain Third Amendment to the Receivables Financing Agreement, dated as of August 1, 2022 and as further amended, restated, amended and restated, supplemented or otherwise modified in a manner not prohibited hereby from time to time.

“ELK RIU Awards” means an award of restrictive incentive units in respect of ELK Units.

Exhibit A – 3

“ELK SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by ELK with the SEC under the Exchange Act or the Securities Act, since December 31, 2021.

“ELK Units” has the meaning specified in the recitals.

“Emergency” means any sudden, unexpected or abnormal event which causes, or imminently risks causing, physical damage to or the endangerment of the safety or operational condition of any property, endangerment of health or safety of any Person, or death or injury to any Person, or damage to the environment, in each case, whether caused by war (whether declared or undeclared), acts of terrorism, weather events, epidemics, outages, explosions, regulatory requirements, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, force majeure declared by a third party, acts of Governmental Authorities, including, but not limited to, confiscation or seizure, or otherwise.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Enforceability Exceptions” has the meaning specified in Section 3.2.

“Environmental Laws” means all Laws relating to the protection, preservation or restoration of the environment (including natural resources), pollution, public health and safety (solely as it relates to exposure to Hazardous Materials), occupational health and safety, or imposing liability or standards of conduct concerning the generation, use, storage, management, treatment, transportation, disposal or arrangement for disposal, Release of, or exposure to any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the regulations and published interpretations thereunder.

“ERISA Affiliate” means, with respect to any Person, trade or business, any other person, trade or business (whether or not incorporated), that together with such first person, trade or business, is, or was at a relevant time, treated as a single employer or under common control, in either case, under or within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“FERC” has the meaning specified in Section 4.21(a).

“Fraud” means an actual and intentional common law fraud under Delaware law with respect to any representations or warranty by a Party or the Manager in Article III, Article IV, Article V or Section 7.4(b), as applicable, which is made or concealed with the intent of inducing another Party (or the Manager) to enter into this Agreement and upon which such other Party (or the Manager) has justifiably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory).

Exhibit A – 4

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means EnLink Midstream GP, LLC, a Delaware limited liability company.

“GIM” means Global Infrastructure Management, LLC.

“Governmental Authority” means any (a) federal, state, local, foreign, tribal or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, commission, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitrator or arbitral body (public or private) or tribunal.

“Hazardous Material” shall mean (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, (c) any petroleum hydrocarbons, petroleum or petroleum product or byproduct, petroleum substances, natural gas, crude oil, or any components, fractions or derivative thereof, (d) any polychlorinated biphenyl, per and polyfluoroalkyl substances, asbestos or radiation and (e) any chemical, product, material, substance, waste or substance for which standards of conduct or liability are imposed pursuant to, regulated under, or that is defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” or “toxic pollutant” pursuant to, any Environmental Law.

“HSR Act” shall have the meaning specified in Section 3.4.

“ICA” has the meaning specified in Section 4.21(a).

“Indemnified Party” shall have the meaning specified in Section 8.2.

“Indemnifying Party” shall have the meaning specified in Section 8.3(a).

“Inside Date” means October 12, 2024.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) Trade Secrets.

Exhibit A – 5

“Latham” has the meaning specified in Section 11.15.

“Law” means any domestic or foreign federal, state, local, tribal, municipal, or other administrative order, constitution, law, Order, ordinance, rule, code, case, decision, regulation, statute, act, tariff or treaty, or other requirements (including common law) with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Loss” means as to any specified Person, any losses, costs, damages, claim, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigations costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Manager” has the meaning specified in the preamble.

“Manager Interests” has the meaning specified in the recitals.

“Manager’s Knowledge” means the actual knowledge of those persons set forth on Schedule A – 1 (as of the date hereof and as of the Closing, so long as such person remains an employee of a Subject Entity as of the Closing), after due inquiry.

“Material Contracts” means:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that expressly imposes any material restriction on the right or ability of ELK and its Subsidiaries, taken as a whole, to compete with any other Person or acquire or dispose of the securities of any other Person;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of ELK or any of its Subsidiaries in an amount in excess of $100 million;

(iv) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between ELK and its Subsidiaries or among ELK’s Subsidiaries;

Exhibit A – 6

(v) any Contract expressly limiting or restricting the ability of ELK or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by ELK or any of its Subsidiaries in excess of $100 million;

(vii) any Labor Agreement;

(viii) any Contract that is a settlement, conciliation or similar agreement pursuant to which ELK or any of its Subsidiaries will have outstanding obligation after the date of this Agreement in an amount in excess of $25 million or that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Subject Entities; and

(ix) any material lease or sublease with respect to ELK’s real property, other than capacity leases and storage leases, in each case, entered into in the ordinary course of business and that during the twelve months ended June 30, 2024 individually required, or is reasonably expected in the future to require, annual revenues or payments by ELK and its Subsidiaries in excess of $100 million.

“MLP” means EnLink Midstream Partners, LP, a Delaware limited partnership.

“MLP Partnership Agreement” means the Eleventh Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, dated as of September 8, 2023.

“NGA” has the meaning specified in Section 4.21(a).

“Order” means any award, decision, preliminary or permanent injunction, judgment, order, ruling, stipulation, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

Exhibit A – 7

“Other Sources” means other sources of funds immediately available to Acquiror.

“Outside Date” has the meaning specified in Section 9.1(f).

“Party” means, as applicable, Acquiror or any Seller.

“Permits” has the meaning specified in Section 4.9(b).

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances or purchase money security interests, in each case, arising in the ordinary course of business which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters, whether or not of record, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its subsidiaries or that would be shown by an accurate survey; (g) with respect to the Subject Entities, Encumbrances disclosed in any ELK SEC Report or otherwise securing liabilities reflected therein (including the ELK Credit Agreement and the ELK Receivables Agreement) or any indebtedness permitted under Section 6.3(b); (h) with respect to any equity interests or other securities, Encumbrances imposed by any applicable securities Laws or contained in the Organizational Documents of such applicable entity; (i) Encumbrances imposed by the terms and conditions of any Permit held by such Person; (j) with respect to the Subject Interests and the Subject Entities, Encumbrances created by this Agreement or any Transaction Document, or otherwise created by or in favor of Acquiror, including due to any examination or inspection of Acquiror; (k) Encumbrances securing obligations which shall be paid off in full or otherwise discharged at or prior to the Closing, (l) with respect to the Subject Entities, Encumbrances securing obligations under capital or finance leases which are to remain outstanding after Closing where all amounts due and owing have been paid current and (m) Encumbrances related to such Person and disclosed in Schedule A – 2.

“Permitted Seller Securities Encumbrances” has the meaning specified in Section 3.5.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

Exhibit A – 8

“Privileged Deal Communications” has the meaning specified in Section 11.15.

“Proceedings” means any public or non-public claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“PUHCA” has the meaning specified in Section 4.21(a).

“Purchase Price” has the meaning specified in Section 2.1(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping, releasing or disposing into, on, under or through the environment.

“Representative” means, with respect to any Person, any director, manager, officer, agent, employee or advisor, including attorneys, accountants, consultants and financial advisors, of such Person.

“Resigning Directors” has the meaning specified in Section 6.9.

“Sarbanes-Oxley Act” has the meaning specified in Section 4.7.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1(a) (Organization), Section 3.2 (Validity of Agreement; Authorization), Section 3.5 (Ownership of the Subject Interests), Section 3.6 (Brokers), Section 4.1(a) (Organization) and Sections 4.4(a) and 4.4(e) (Subject Entities Capitalization; Subsidiaries).

“Seller I” has the meaning specified in the preamble.

“Seller I Units” has the meaning specified in the recitals.

“Seller II” has the meaning specified in the preamble.

“Seller Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of Sellers to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede Sellers’ consummation or performance of the transactions or obligations under the Transaction Documents.

Exhibit A – 9

“Seller Non-Recourse Party” has the meaning specified in Section 11.13(b).

“Seller Units” has the meaning specified in the recitals.

“Sellers” has the meaning specified in the preamble.

“Sellers’ Knowledge” means the actual knowledge of those persons set forth on Schedule A – 3, after due inquiry.

“Series B Preferred Units” has the meaning specified in the MLP Partnership Agreement.

“Series C Preferred Units” has the meaning specified in the MLP Partnership Agreement.

“Significant Subsidiary” means each “significant subsidiary” of ELK pursuant to Rule 1-02(w) of Regulation S-X.

“Specified Regulatory Approvals” means those approvals set forth on Schedule 11.15(a).

“Subject Entities” means the Manager, ELK and each of their respective consolidated Subsidiaries.

“Subject Entities Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Subject Entities, taken as a whole; provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Subject Entities Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign, or international economic conditions; (b) changes affecting generally the industries or markets in which such Person operates (including changes in commodity prices or interest rates); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement; (d) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any Subject Entity or actions taken or not taken specifically consented to by Acquiror (including any waiver by Acquiror of any conditions precedent set forth in Section 7.1 or Section 7.2), provided that the exception set forth in this clause (d) shall not apply in connection with any representation or warranty set forth in Section 4.2, or any condition insofar as it relates to any such representation or warranty; (e) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (f) any failure of any Subject Entity to meet any internal or published projections, estimates or expectations of such Subject Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any Subject Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Subject Entities Material Adverse Effect may be taken into account) and (g) any changes in (i) the market price or trading volume of the equity securities of any Subject Entity (and the associated costs of capital) or (ii) the credit rating of any Subject Entity or the indebtedness of any Subject Entity (it being understood, in each case, that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Subject Entities Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (c) and clause (e), to the extent disproportionately affecting the Subject Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered.

Exhibit A – 10

“Subject Interests” has the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

“Tax” means all taxes, charges, fees, imposts levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Governmental Authority.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes filed or required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Third Party” means any Person other than (a) a Party, (b) an Affiliate of a Party or (c) the Subject Entities or any of their respective Subsidiaries.

“Third Party Claim” shall have the meaning specified in Section 8.3(b).

“Trade Secrets” means trade secrets and rights in confidential information, including confidential technical or non-technical data, information or know how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code), and other non-public information similar to any of the foregoing, whether or not patentable.

“Transaction Documents” means, collectively, this Agreement and the Confidentiality Agreement.

“Transfer Taxes” has the meaning specified in Section 6.13.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Willful Breach” means, with respect to any Party, that such Party willfully takes an action or refuses to perform or take an action in violation of this Agreement with the knowledge that such refusal or taking of such action would cause or result in the breach of any material pre-Closing covenant or agreement applicable to such Party. If a Party is obligated hereunder to use its commercially reasonable efforts or reasonable best efforts to perform an action or to achieve a result, the intentional failure to use such commercially reasonable efforts or reasonable best efforts, as applicable, would constitute a Willful Breach. In addition, if all of the conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and any Party fails to consummate the transactions contemplated by this Agreement within three Business Days following receipt of notice from another Party that all of the conditions in Article VII have been satisfied or waived, then such Party’s failure to consummate the transactions contemplated by this Agreement would constitute a Willful Breach.

Exhibit A – 11

Exhibit B

FORM OF ASSIGNMENT OF SUBJECT INTERESTS

[Omitted.]

Exhibit B – 1